Exhibit 2.1

EXECUTION VERSION

Securities Purchase Agreement

by and among

Cardinal Midstream, LLC,

as Seller,

Cardinal Arkoma, Inc.,

Cardinal Arkoma Midstream, LLC

And

Cardinal Gas Treating LLC,

the Companies,

and

Atlas Pipeline Mid-Continent Holdings, LLC,

as Buyer

Dated November 30, 2012

i

LIST OF SCHEDULES AND EXHIBITS

Disclosure Schedule

Section 1	Defined Terms
Section 1.1	Permitted Liens
Section 1.1(a)	Pipeline
Section 1.1(b)	Arkoma Facilities
Section 1.1(c)	CGT Facilities
Section 1.1(d)	Permits
Section 1.1(e)	Easements
Section 1.1(f)	Fee Interests
Section 1.1(g)	Contracts
Section 1.1(h)	Material Inventory
Section 3.4	Seller Non-Contravention
Section 3.5	Approvals
Section 3.8	Insperity Employees
Section 3.8(c)	Employment Matters
Section 3.9	Employee Benefit Plans
Section 3.10	Preferential Rights
Section 3.11	Environmental Matters
Section 3.12	Seller’s Bonds
Section 4.3	Capital Structure
Section 4.6	Company Non-Contravention
Section 4.7	Company Approvals
Section 4.8	Subsidiaries
Section 4.9	Pending Proceedings
Section 4.10	Compliance with Laws
Section 4.11(b)	Tax Matters
Section 4.13	Absence of Certain Changes
Section 4.14(c)	Company Contracts Issues
Section 4.17	Imbalances
Section 4.18	Company Insurance
Section 4.22	Consents
Section 4.24	Title Records
Section 5.4	Centrahoma JV Non-Contravention
Section 5.5	Centrahoma Approvals
Section 5.7	Centrahoma JV Pending Proceedings
Section 5.8(b)	Centrahoma Tax Matters
Section 5.11(c)	Material Centrahoma JV Contract Issues
Section 5.13	Centrahoma JV Imbalances
Section 5.14	Centrahoma JV Insurance
Section 8.3	Seller Properties to be Assigned Prior to Closing
Section 8.6	Non-Prohibited Actions
Section 8.6(h)	Authorities for Expenditure
Section 8.10	Field Employees
Section 8.19	Gas Treating Projects and Customers
Section 13.1	GAAP Exceptions on Estimated Balance Sheet

v

Exhibits

1.1	Form of Escrow Agreement
8.4	Form of Transition Services Agreement
8.8(a)	Form of Resignation of Managers, Directors and Officers
8.8(b)	Form of Release from Managers, Directors and Officers
11.2(a)	Form of Assignment of Membership Interests
13.2	Net Working Capital and Purchase Price Adjustment Amount Illustration

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT dated November 30, 2012 (the “Execution Date”), is by and among Cardinal Midstream, LLC, a Delaware limited liability company (“Seller”), Cardinal Arkoma, Inc., a Delaware corporation (“CAI”), Cardinal Arkoma Midstream, LLC, a Delaware limited liability company (“CAM”), and Cardinal Gas Treating LLC, a Delaware limited liability company (“CGT” and, collectively with CAI and CAM, the “Companies” and each a “Company”), and Atlas Pipeline Mid-Continent Holdings, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of all of the membership interests of CGT (the “CGT Interests”) and all of the common membership interests of CAM (the “CAM Interests” and, together with the CGT Interests, the “Membership Interests”);

WHEREAS, Seller owns 100% of the capital stock of CAI (the “CAI Stock”) which owns all of the preferred membership interests of CAM;

WHEREAS, Seller is the holder of a promissory note payable by CAI (the “CAI Note” and, together with the Membership Interests and the CAI Stock, the “Securities”);

WHEREAS, CAM holds 60% (the “CAM Centrahoma JV Interest”) and MarkWest Oklahoma Gas Company, L.L.C. (“MarkWest”) holds 40% (together with the CAM Centrahoma JV Interest, the “Centrahoma JV Interests”) of the ownership interests in Centrahoma Processing LLC, a Delaware limited liability company (“Centrahoma JV”), which is a joint venture that operates two cryogenic processing plants in the Arkoma Basin;

WHEREAS, Seller desires to sell the Securities to Buyer, and Buyer desires to purchase the Securities from Seller, on the terms and conditions set forth herein; and

WHEREAS, the Companies desire to join in the execution of this Agreement for the purpose of evidencing their consent to the consummation of the foregoing transaction and for the purpose of making certain representations and warranties to, and covenants and agreements with, Buyer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Seller, the Companies, and Buyer hereby agree as follows:

Article I.

Definitions and References

Section 1.1. Defined Terms. In addition to the terms defined in Section 1 of the Disclosure Schedule, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections or other subdivisions referred to below:

“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under common Control with any other Person; provided that, for purposes of this Agreement, EnCap and their respective affiliates and all private equity funds and portfolio companies (other than Seller) owned or managed by EnCap or their respective affiliates shall not be deemed to be affiliates of Seller or the Companies.

“Agreement” means this Securities Purchase Agreement, as hereafter changed, amended or modified in accordance with the terms hereof.

“Applicable Environmental Laws” means all federal, state or local laws, rules, orders or regulations governing protection of the environment, including the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act.

“Applicable Laws” means all federal, state or local laws, rules, orders, judgments, decrees or regulations in effect on the date of this Agreement and applicable to Seller, Buyer, the Companies, the Properties or this Agreement and the transactions contemplated hereby, as the case may be.

“Arkoma Facilities” has the meaning assigned to such term in subsection (b) of the definition of Properties.

“Business” means the operations and business conducted by each of the Companies (excluding for the purposes of this Agreement, the operations and business conducted by Centrahoma JV).

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.

“Centrahoma JV Agreement” means that certain Limited Liability Company Ownership and Operating Agreement dated February 11, 2008, by and between MarkWest Western Oklahoma Gas Company, L.L.C. and Antero Resources Midstream Corporation, as amended.

“CGT Facilities” has the meaning assigned to such term in subsection (c) of the definition of Properties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated September 26, 2012 by and between Seller and Buyer.

“Contracts” has the meaning assigned to such term in subsection (g) of the definition of Properties.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controlling” have the meanings correlative thereto.

“Credit Facility” means the Credit Agreement dated as of November 5, 2010, as from time to time amended, among Seller, the Companies, Wells Fargo Bank, N.A., as administrative agent, and the various lenders party thereto, together with the other “Loan Documents” as defined therein.

“Current Assets” means, as of the Effective Time, the sum of (i) the Companies’ combined (A) cash and cash equivalents (including restricted cash), (B) accounts receivable (including trade receivables, unbilled receivables, claims and other receivables), (C) inventory, (D) prepaid expenses (including prepaid insurance premiums), (E) deposits, and (F) other current assets, plus (ii) sixty percent (60%) of Centrahoma JV’s (A) cash and cash equivalents (including restricted cash), (B) accounts receivable (including trade receivables, unbilled receivables, claims and other receivables), (C) inventory, (D) prepaid expenses (including prepaid insurance premiums), (E) deposits, and (F) other current assets, plus (iii) any amounts by which the Expansion Project Expenditures as of the Effective Time are above the Expansion Project Expenditures Threshold. For purposes of this Agreement, “Current Assets” shall (a) not include any deferred Tax assets of Seller, and (b) be based upon the balance sheet of Seller as of the Effective Time, prepared in accordance with GAAP applied on a basis consistent with the historical accounting practices of Seller, except as set forth on Section 13.1 of the Disclosure Schedule.

“Current Liabilities” means, as of the Effective Time, the sum of (i) the Companies’ combined (A) accounts payable, (B) accrued liabilities, (C) any other short term liabilities or accruals, and (D) Tax liabilities payable in the current period, plus (ii) sixty percent (60%) of Centrahoma JV’s (A) accounts payable, (B) accrued liabilities, (C) any other short term liabilities or accruals, and (D) Tax liabilities payable in the current period, plus (iii) any amounts by which the Expansion Project Expenditures as of the Effective Time are below the Expansion Project Expenditures Threshold. For purposes of this Agreement, “Current Liabilities” shall not include (a) any deferred Tax liabilities, (b) any Liens given pursuant to the Credit Facility, or (c) any long term Indebtedness of each Company, Centrahoma JV, and related interest. For purposes of this Agreement, “Current Liabilities” shall be based upon the balance sheet of Seller as of the Effective Time, prepared in accordance with GAAP applied on a basis consistent with the historical accounting practices of such Company, except as set forth on Section 13.1 of the Disclosure Schedule.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Disclosure Schedule” means that certain Disclosure Schedule dated as of even date herewith furnished by the Companies to Buyer contemporaneously with the execution and delivery of this Agreement.

“Dollar” and “$” mean the lawful currency of the United States of America.

“Easements” has the meaning assigned to such term in subsection (e) of the definition of Properties.

“Effective Time” means 11:59 p.m. Dallas, Texas time on December 1, 2012.

“Emergency” means an emergency situation which presents a direct risk of human injury or loss of life or of material damage or destruction of property or tangible assets.

“Employees” means the Insperity Employees as set forth in Section 3.8 of the Disclosure Schedule, which includes all persons employed by Seller who are primarily engaged in the operations of the Companies as of November 30, 2012.

“EnCap” means EnCap Investments L.P., EnCap Flatrock Midstream, EnCap Energy Infrastructure Fund, L.P., TT-EEIF Co-Investments, LLC, SBC-Encap Co-Investment, LLC, UT EEIF Side Car, LLC, and LIC-EEIF Side Car, LLC, and Flatrock Energy Advisors, LLC.

“Escrow Account” shall mean the escrow account or escrow accounts maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Escrow Agreement” shall mean an escrow agreement in the form attached hereto as Exhibit 1.1.

“Escrow Amount” means Twenty Five Million Dollars ($25,000,000.00).

“Expansion Project” has the meaning set forth in the Centrahoma Processing LLC Unanimous Written Consent of Members in Lieu of Special Meeting dated September 4, 2012.

“Expansion Project Expenditures” means the unreimbursed capital expenditures spent by Seller, any Company or attributable to the CAM Centrahoma JV Interest, in the aggregate but without duplication, relating to and necessary for completion of the Expansion Project which expenditures were approved of in the Centrahoma Processing LLC Unanimous Written Consent of Members in Lieu of Special Meeting dated September 27, 2012.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Expansion Project Expenditures Threshold” means Seven Million Dollars ($7,000,000.00).

“Facilities” means the Arkoma Facilities and the CGT Facilities, collectively.

“Fee Interests” has the meaning assigned to such term in subsection (f) of the definition of Properties.

“Force Majeure” means acts of terrorism, fire, explosion, earthquake, storm, flood, strike, lock out, activities of a combination of workmen or other labor difficulties, wars, insurrection, riot, acts of God or the public enemy, law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of a Governmental Authority, judgment or decree of a court of a competent jurisdiction.

“Fundamental Representations” means the representations and warranties of Seller contained in Section 3.1 (Organization and Standing), Section 3.2 (Power and Authority), Section 3.3

(Valid and Binding Agreement), Section 3.4 (Non-Contravention) and Section 3.7 (Title to Securities), Section 5.1 (Organization and Standing), Section 5.3 (Capital Structure), Section 5.4 (Non-Contravention) and Section 5.8 (Taxes), and the representations and warranties of each Company contained in Section 4.1 (Organization and Standing), Section 4.3 (Capital Structure), Section 4.4 (Power and Authority), Section 4.6 (Non-Contravention) and Section 4.11 (Taxes).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation, operation and governance of such entity, including (a) in the instance of a corporation, the certificate or articles of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, (c) in the instance of a limited partnership, the certificate of formation or limited partnership and the limited partnership agreement, and (d) in the instance of a limited liability company, the articles of organization or certificate of formation and limited liability company agreement or similar agreement.

“Governmental Entity” means any court or tribunal (including any arbitral tribunal) in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, tribal or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Hazardous Substances” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Applicable Environmental Law and Hydrocarbons, naturally occurring radioactive materials, and asbestos-containing materials to the extent each such substance, Hydrocarbon, naturally occurring radioactive material, or asbestos containing material has been released into the environment in concentrations or locations for which remedial action is required under any Applicable Environmental Law.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur water, and other minerals, gases or substances extracted from or produced with the foregoing.

“Imbalance” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Properties, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indebtedness” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guaranty with respect to indebtedness of another Person.

“IRS” means the Internal Revenue Service.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually known (as of the applicable date, after reasonable inquiry of the Employees or employees of such Person (as applicable) who they believe in good faith to be responsible for the subject matter of the inquiry) to: (a) in the case of a Person who is an individual, such Person; (b) in the case of Seller or any Company, R. Mack Lawrence, Douglas E. Dormer, Jr., James W. Bryant and G. Marc Lyons; and (c) in the case of Buyer, Eugene N. Dubay, Daniel C. Herz, Robert W. Karlovich, III and Patrick J. McDonie.

“Lien” means, with respect to any property or asset, any deed of trust, mortgage, security interest, or pledge of any kind in respect of such property or asset.

“MarkWest Centrahoma JV Interest” means the forty percent (40%) ownership interests in Centrahoma JV, which interests are owned by MarkWest Oklahoma Gas Company, L.L.C.

“Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect or other matter that would materially and adversely affect the business, operations or financial condition of such Person (and in the case of a Company, of the Companies and the Properties taken as a whole) or the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Effect:

(a) any changes, circumstances or effects that affect generally the oil or gas industries such as fluctuations in the price of oil or gas, or that result from international, national, regional, state or local economic conditions, from general developments or conditions in the oil or gas industries, from changes in laws, rules or regulations applicable to the Companies or the Properties or from other general economic conditions, facts or circumstances,

(b) seasonal reductions in revenues and/or earnings of the Companies in the ordinary course of business;

(c) any disruption in the purchase or transportation of Hydrocarbons produced, processed or otherwise sold by the Companies as a result of any shutdown, interruption or declaration of force majeure by any pipeline operator or other purchaser of such products;

(d) any changes in Applicable Law or GAAP or the interpretation thereof;

(e) any changes, circumstances or effects that result from any of the transactions contemplated by this Agreement or the public announcement thereof; or

(f) any changes, circumstances or effects that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation terrorist attacks.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Permits” shall have the meaning assigned to such term in subsection (d) of the definition of Properties.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings and as set forth in Section 1.1 of the Disclosure Schedule, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings and as set forth in Section 1.1 of the Disclosure Schedule, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (g) Liens granted in the ordinary course of business which do not secure the payment of indebtedness and which do not materially and adversely affect the ability of the Companies to conduct its business as currently conducted, (h) Liens which (i) do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the operation, maintenance, repair, replacement and/or use of the Properties subject thereto or affected thereby or (ii) are of a nature that would be reasonably acceptable to a prudent owner or operator of natural gas assets and facilities of a type similar to the Properties, (i) Liens created by Buyer or its successors and assigns, (j) any Lien granted by a third party to encumber properties or assets owned by such third party which also encumbers the Easements, and (k) prior to the Closing, Liens given pursuant to the Credit Facility.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Pipeline” shall have the meaning assigned to such term in subsection (a) of the definition of Properties.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity, other than permit and zoning applications pursued in the ordinary course of business.

“Properties” means the following described properties, rights and interests:

(a) 100% of the natural gas gathering assets owned, leased or otherwise used by a Company, located in Coal, Atoka, Hughes and Pittsburg Counties, Oklahoma, and all appurtenances, facilities and fixtures all of which are described in Section 1.1(a) of the Disclosure Schedule (the “Pipeline”);

(b) The above ground facilities including compressors, dehydration equipment, cryogenic processing facilities, amine treating facilities, pipeline interconnect facilities and appurtenant equipment and facilities as described in Section 1.1(b) of the Disclosure Schedule (collectively referred to as the “Arkoma Facilities”);

(c) The above ground facilities including amine treating facilities, propane refrigeration plants, compressors, dehydration equipment, and appurtenant equipment and facilities as described in Section 1.1(c) of the Disclosure Schedule (collectively referred to as the “CGT Facilities”)

(d) The permits, licenses and governmental authorizations held by a Company, as described in Section 1.1(d) of the Disclosure Schedule, and any other permits, licenses and governmental authorizations that are used by a Company for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities (the “Permits”);

(e) The easements, right-of-way agreements, option agreements or other interests of a Company, as described in Section 1.1(e) of the Disclosure Schedule, and any other similar land-related agreements or interests owned by a Company that are used for the ownership, operation, maintenance, repair or replacement of the Pipeline and Facilities, except as specified in (f) below (the “Easements”);

(f) The fee interests in land of a Company , as described in Section 1.1(f) of the Disclosure Schedule, and any other fee interests in land owned by a Company that are used for the ownership, operation, maintenance, repair or replacement of the Pipeline or Facilities (the “Fee Interests”);

(g) The contracts and agreements listed in Section 1.1(g) of the Disclosure Schedule and any and all other contracts and agreements of a Company that are used for the ownership, operation, maintenance, repair or replacement of the Pipeline and the gathering, processing and transporting of gas (including, but not limited to gathering agreements, processing agreements and compression agreements), master service agreements, road bonds, construction contracts and office leases (the “Contracts”);

(h) All pipeline field inventory held for future use by a Company including compressors and other personal property (including such material inventory as described in Section 1.1(h) of the Disclosure Schedule);

(i) Any and all unexpired warranties, claims, rights, or causes of action that a Company may have against third parties that relate to the Pipeline, Facilities, Permits, Easements, Fee Interests, and Contracts; and

(j) Corporate goodwill and going concern value of the Companies.

For the avoidance of doubt, any properties, rights or interests described above and owned by Centrahoma JV shall be included herein only to the extent attributable to the CAM Centrahoma JV Interest.

“Purchase Price Adjustment Amount” means any amount (whether a positive or negative number) equal to (i) the sum of (1) the amount of capital or monies directly or indirectly contributed to any Company or Centrahoma JV by Seller after the Effective Time and (2) the Net Working Capital less (ii) the sum of (1) the amount of capital or monies directly or indirectly distributed by the Companies or Centrahoma JV to Seller after the Effective Time (not including documented reimbursements by the Companies or Centrahoma JV to Seller of amounts expended by Seller for continuing operations of the Companies or Centrahoma JV in the ordinary course of business), (2) the amount of $1,100,000.00 to take account of certain outstanding Indebtedness secured by assets included in the Properties and (3) any adjustments provided for in Article IX and Section 13.1, to the extent not already reflected in other adjustments. The Purchase Price Adjustment Amount shall be determined without duplication of any amounts included in more than one element thereof or of any amount included in any other adjustment to the Purchase Price hereunder.

“Reasonable Efforts” means a party’s reasonable efforts in accordance with reasonable commercial practice without incurring unreasonable expense.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, dumping or disposing.

“Securities Act” means the Securities Act of 1933, as amended.

“Tax” or “Taxes” means any federal, state, provincial, county, local or foreign taxes, charges, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, value added, capital stock, production, business and occupation, disability, employment, payroll, estimated, stamp, severance, unemployment, social security, Medicare, alternative minimum or withholding taxes imposed by any Governmental Entity, and includes any liability under any state abandonment or unclaimed property, escheat or similar law, any liability for any of the foregoing items of another Person as a member of a consolidated or combined group or similar grouping, as a successor or transferee, or by an indemnity or other contract, in each case together with any interest and penalties on or additions to any such taxes, charges, levies or other assessments.

“Tax Return” means any return or report with respect to Taxes.

“Transfer Tax” means any real property transfer or excise, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed), including, without limitation, any payments made in lieu of any such Taxes or governmental charges but does not include any income, franchise, margin, business and occupation, commercial activity, or similar Taxes.

Section 1.2. Certain Additional Defined Terms. In addition to such terms as are defined in the preamble of and recitals to this Agreement and in Section 1.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
AFEs	Section 8.6(h)
Arbitration Demand	Section 17.1(d)(iii)
Arkoma Facilities	Section 1.1
Assignment	Section 11.2(a)
Bank	Section 2.4(a)
Base Purchase Price	Section 2.2
Buyer	Preamble
Buyer’s Indemnified Claims	Section 14.2
Buyer’s Review	Section 9.1
CAI	Preamble
CAI Stock	Recitals
CAM	Preamble
CAM Centrahoma JV Interest	Recitals
CAM Interests Casualty Loss	Recitals Article XV
Centrahoma JV	Recitals
Centrahoma JV Financial Statements	Section 5.9
Centrahoma JV Interests	Recitals
CGT	Preamble
CGT Facilities	Section 1.1
CGT Interests	Recitals
Closing	Section 11.1
Closing Date	Section 11.1
Company	Preamble
Company Contract	Section 4.14
Consents	Section 4.22
Contracts	Section 1.1
Damages	Section 14.1
Defensible Title	Section 9.4
Disputes	Section 17.1(a)
Easements	Section 1.1
Employees	Section 3.8
Estimated Balance Sheets	Section 13.2(a)
Estimated Closing Items	Section 13.2(a)
Estimated Net Working Capital	Section 13.2(a)
Estimated Purchase Price Adjustment Amount	Section 13.2(a)
Examination Period	Section 9.1
Execution Date	Preamble
Expansion Project Expenditures Threshold	Section 1.1
Fee Interests	Section 1.1
Field Employee Plans	Section 3.9(b)
Field Employees	Section 8.10
Final Balance Sheets	Section 13.3(a)
Final Closing Items	Section 13.3(a)
Final Net Working Capital	Section 13.3(a)

Defined Term	Reference
Final Payment Amount	Section 13.3(b)
Final Purchase Price Adjustment Amount	Section 13.3(a)
Financial Statements	Section 4.12(a)
Hired Employees	Section 8.10
HSR Act	Section 8.16
Indemnitee	Section 14.4
Independent Expert	Section 17.1(c)
Inspection Indemnitees	Section 8.2
Insperity Agreement	Section 3.8
IRS	Section 3.9(b)
MarkWest	Recitals
Material Centrahoma JV Contracts	Section 5.11(a)
Membership Interests	Recitals
NGA	Section 4.15
Permits	Section 1.1
Permitted Encumbrances	Section 9.5
Post-Effective Time Straddle Period	Section 8.11(g)
Pre-Effective Time Straddle Period	Section 8.11(g)
Purchase Price	Section 2.3
Purchase Price Allocation	Section 8.11(b)
Referee	Section 13.3(a)
Rules	Section 17.1(d)(i)
Securities	Recitals
Seller	Preamble
Seller’s Indemnified Claims	Section 14.1
Site Assessment	Section 8.1
Straddle Period	Section 8.11(f)
Termination Date	Section 12.1(b)(i)
Title Defect	Section 9.6
Title Defect Amount	Section 9.3
Title Defect Notice Title Defect Property	Section 9.2 Section 9.3
Title Defect Threshold	Section 9.7(b)
Total Defect Amount	Section 9.7(b)
Transition Services Agreement	Section 8.4

Article II.

Terms of the Transaction

Section 2.1. Agreement to Purchase and Sell Securities. For the consideration hereinafter set forth, and subject to the terms and provisions herein contained, Seller agrees to sell, and Buyer agrees to purchase, the Securities, including, without limitation, the Properties.

Section 2.2. Purchase Price. The purchase price for the Securities shall be Six Hundred Million Dollars ($600,000,000.00) subject to adjustment as set forth below (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to in writing by the parties, being herein called the “Base Purchase Price”).

Section 2.3. Potential Adjustments to the Purchase Price. The Base Purchase Price shall be subject to adjustments as provided in Article IX and Article XIII hereof. The Base Purchase Price, as adjusted pursuant to this Section 2.3, and as the same may otherwise be adjusted by mutual written agreement of the parties, is herein called the “Purchase Price”.

Section 2.4. Payment of the Purchase Price. At the Closing, Buyer shall deliver to Seller, by wire transfer of immediately available funds in Dollars to an account designated in writing by Seller to Buyer, an amount equal to the Purchase Price less the Escrow Amount.

Section 2.5. Escrow. A portion of the Purchase Price equal to the Escrow Amount shall be deposited into the Escrow Account by Buyer at Closing, in accordance with and subject to the terms of Section 14.7 and the Escrow Agreement. For federal and state income Tax purposes, Buyer and Seller agree to treat the Escrow Amount in accordance with Proposed Treasury Regulation Section 1.468B-8 (February 1, 1999). Accordingly, prior to the date of the final release of funds to Seller under Section 14.7(c), Buyer shall be treated as the owner of the Escrow Amount and thus shall take into account in filing its income Tax Returns all items of income, gain, loss and deduction with respect to the Escrow Amount in accordance with Proposed Treasury Regulation Section 1.468B-8(c). From and after such date, Buyer and Seller shall (i) be treated for Tax purposes as the owners of their respective shares of the Escrow Amount distributable to each under Section 14.7, (ii) provide notice of such amounts to the Escrow Agent in accordance with Proposed Treasury Regulation Section 1.468B-8(f) (or by such substitute method as may be required by the Escrow Agent) , and (iii) take into account in filing its income Tax Returns its share of the items of income, gain, loss and deduction with respect to the Escrow Amount in accordance with Proposed Treasury Regulation Section 1.468B-8(e). Any amount distributed from the Escrow Amount to Seller shall be treated as a payment pursuant to Buyer’s obligation to Seller arising from Seller’s sale of property to which the installment sale provisions of Section 453 of the Code and the unstated interest provisions of Section 483 or 1274 of the Code apply. Neither Buyer nor Seller shall take any position for federal or state income Tax purposes that is inconsistent with the provisions of this Section 2.5.

Article III.

Representations and Warranties of Seller

Except as provided in the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 3.1. Organization and Standing. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2. Power and Authority. Seller has all requisite limited liability company power and authority to execute, deliver and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Seller.

Section 3.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 3.4. Seller Non-Contravention. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and each other agreement, instrument or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party, and the consummation by Seller of the transactions contemplated hereby and thereby do not and shall not (i) conflict with or result in a violation of any provision of Seller’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract or agreement to which Seller is a party or by which Seller or any of the Securities may be bound, or (iii) violate any Applicable Law binding upon Seller, except with respect to (ii) or (iii) above where such violation would not reasonably be expected to materially and adversely impact the ownership or use of the Properties, the conduct of the Business after Closing, or the ability of Seller to consummate the transactions contemplated herein.

Section 3.5. Approvals. Except in connection with the HSR Act, and except as set forth in Section 3.5 of the Disclosure Schedule, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

Section 3.6. Pending Litigation. There are no Proceedings pending or, to Seller’s Knowledge, threatened, in which Seller is or may be a party adversely affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 3.7. Title to Securities. Seller is the direct or indirect record and beneficial owner of, and upon consummation of the transactions contemplated hereby, Buyer will acquire good and valid title to, the Securities and the CAM Centrahoma JV Interest, free and clear of all Liens, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates (excluding only the consummation of the transactions contemplated by this Agreement), (ii) restrictions on transfer that may be imposed by federal or state securities laws, (iii) restrictions on transfer that are cancelled as of the Closing, (iv) Permitted Liens or (v) Liens to be released at or prior to Closing. The Securities being acquired from Seller constitute all (100%) of the ownership interests in each Company and sixty percent (60%) of the ownership interests in Centrahoma JV.

Section 3.8. Employment Matters.

(a) Seller has entered into a Client Service Agreement (the “Insperity Agreement”) with Insperity PEO Services, L.P., formerly known as Administaff Companies II, L.P. (“Insperity”), under which Insperity and Seller are co-employers of the individuals who are primarily responsible for maintaining or providing services to the Properties (the “Insperity Employees”). Pursuant to the Insperity Agreement, Insperity is responsible for, among other things, paying salaries and wages to Insperity Employees, complying with reporting and payment of federal and state payroll taxes, and providing benefits to the Insperity Employees. Seller has complied in all material respects with its responsibilities under the Insperity Agreement. To Seller’s Knowledge, Insperity has complied in all material respects with its responsibilities under the Insperity Agreement. The Insperity Employees are not and have not been employed by the Companies and the Companies do not employ any other employees.

(b) Seller has provided Buyer with a list as of the date of this Agreement of all Employees that sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) work location. Seller has provided Buyer with true and correct copies of (A) the Insperity Agreement, and (B) all material personnel manuals, handbooks, policies, rules or procedures applicable to Employees. Seller (x) has properly classified and treated all of its workers as independent contractors or employees, (y) has properly classified and treated all of its Employees as “exempt” or “nonexempt” from overtime requirements under Applicable Law, and (z) is not delinquent in any payments to, or on behalf of, any Employees (including wages, overtime compensation, salaries, commissions, bonuses or other direct compensation) or current or former independent contractors for any services or amounts required to be reimbursed or otherwise paid.

(c) Except as set forth in Section 3.8(c) of the Disclosure Schedule, since December 1, 2009, Seller has not:

(i) employed any Employee who is not legally authorized for employment with Seller under Applicable Laws pertaining to immigration and work authorization, materially violated any Applicable Laws pertaining to immigration and work authorization, or received notice from any Governmental

Entity of any investigation by any Governmental Entity regarding noncompliance with applicable immigration laws, including but not limited to U.S. Social Security Administration “No-Match letters”;

(ii) materially violated any Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours in connection with the employment of any Employees, including any Applicable Law relating to wages and hours, payment of wages, child labor, family and medical leave, access to facilities and employment opportunities for qualified individuals with disabilities, employment discrimination (including discrimination based upon sex, pregnancy, age, race, color, national origin, ethnicity, disability, veteran status, religion or other classification protected by Applicable Law or retaliation for exercise of rights under Applicable Law), equal employment opportunities, employee privacy, fair employment practices, and the collection and payment of all taxes and other withholdings;

(iii) been liable for the payment of any claims, damages, fines, penalties, or other amounts to any current or former Employees, however designated, for failure to comply with any Applicable Law respecting employment, or is party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Entity requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter. Except as set forth in Section 3.8(c) of the Disclosure Schedule, there are no actions, Proceedings, controversies, grievances, charges or investigations against any of the Companies pending or threatened to be brought or filed by or with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to alleged violation of any Applicable Laws respecting employment;

(iv) materially violated any Applicable Law regulating occupational safety and health including, but not limited to, the U.S. Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq., or applicable regulations promulgated by any Governmental Entity (including without limitation the Occupational Health and Safety Administration (“OSHA”) or comparable state agencies). There are currently no citations or other proceedings under applicable occupational safety and Applicable Laws respecting health or regulations pending against the Companies, and none of the Companies have been cited by any Governmental Entity (including OSHA or any comparable state agency) for violations of Applicable Laws respecting occupational health and safety any time since December 1, 2009. The Companies or Seller maintain all records and reports pertaining to occupational health and safety required by any Applicable Laws respecting occupational safety and health or any Governmental Entity (including OSHA), including without limitation OSHA-300 injury logs. Further, Seller maintains workers’ compensation coverage through Insperity for all Employees in accordance with Applicable Laws;

(v) been a party to, or bound by, any collective bargaining agreement, effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement within the definition of Section 301 of the Labor Management Relations Act, 29 U.S.C. § 185, with any labor organization representing any Employees.

(vi) been involved in negotiations with any labor organization regarding terms for a collective bargaining agreement covering any Employees, or any effects bargaining agreement, neutrality or card-check recognition agreement, or other labor agreement.

(vii) experienced any strike, work slowdown or other work stoppage, picketing, handbilling, bannering or other concerted activity due to any organizing activities or labor dispute pending or, to the Knowledge of any of Seller or the Companies, threatened against any of the Companies.

(viii) recognized any labor organization as the representative of any Employees, received any demand for recognition from any labor organization, or been party to any petition for recognition or representation rights with any Governmental Entity with respect to any Employees.

(ix) committed any material violation of any Applicable Laws respecting labor of any jurisdiction where Employees provide services, including without limitation any violations of Section 8 of the National Labor Relations Act as amended, 29 U.S.C. § 158. There are currently no unfair labor practice charges or complaints pending with any Governmental Entity alleging any violations of Applicable Laws respecting labor pending against any the Companies, and none of the Companies has been subject to any remedial order issued by any Governmental Authority (including without limitation the National Labor Relations Board) for violations of Applicable Laws respecting labor any time since December 1, 2009.

(x) Non-Foreign Status. Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 3.9. Employee Benefit Plans.

(a) The Companies do not sponsor, maintain, contribute to, or have liability with respect to, any Employee Plans. For purposes of this Section 3.9, “Employee Plans” means (i) “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) other employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic).

(b) Section 3.9(b) of the Disclosure Schedule sets forth a complete list of the Employee Plans covering the Field Employees (the “Field Employee Plans”). Copies of the following materials have been delivered or made available to Buyer, to the extent applicable and available to Seller: (i) all current plan documents for each Field Employee Plan, (ii) all determination letters from the Internal Revenue Service (“IRS”) with respect to any of the Field Employee Plans, (iii) all current summary plan descriptions and summaries of material modifications for each Field Employee Plan.

(c) To Seller’s Knowledge, there is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Field Employee Plan (other than routine claims for benefits), nor is there any basis for one.

(d) No Field Employee Plan provides death or medical benefits beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(e) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Companies to any officer, employee, or former employee (or dependents of such employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer or director of the Companies.

(f) The Companies have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Companies.

Section 3.10. Preferential Rights. Except as set forth in Section 3.10 of the Disclosure Schedule, no Person has a preferential right to purchase any of the assets owned by or equity interests of the Companies or Centrahoma JV as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.11. Environmental Matters. Except as to matters disclosed in Section 3.11 of the Disclosure Schedule:

(a) (i) no written and pending notice, order, request for information, complaint or penalty has been received by Seller, the Companies or Centrahoma JV, and (ii) there are no Proceedings pending or threatened, which, in the case of each of (i) and (ii), allege a violation of or liability under any Applicable Environmental Law by or of the Companies or Centrahoma JV;

(b) the Companies and Centrahoma JV are in compliance in all material respects with Applicable Environmental Laws, have all Permits necessary for the operation of the Business in compliance with all Applicable Environmental Laws, and are in compliance in all material respects with the terms of such Permits;

(c) there are no material written environmental reports prepared within the last three years that have not been delivered or made available through the electronic data room or otherwise provided to Buyer prior to the date hereof;

(d) there are no unsatisfied amounts owed to any Person with respect to any notice, order, complaint, penalty or Proceeding that affects the Properties, the Companies or Centrahoma JV, or for which any of them has liability; and

(e) to the Knowledge of Seller, no (i) Release of any Hazardous Substances has occurred or is occurring at any Property and (ii) and no condition of any Property exists that could reasonably be expected to result in a Release, in concentrations or locations for which remedial action is required under any Applicable Environmental Law for which Seller is liable.

Section 3.12. Seller’s Bonds. Section 3.12 of the Disclosure Schedule contains a true and complete listing of the cash collateral, letters of credit, guaranties, and surety bonds posted, issued or entered into by Seller or any of its Affiliates (other than the Companies and Centrahoma JV) securing any Company’s or Centrahoma JV’s performance under any Company Contract, Material Centrahoma JV Contract or other contract or agreement.

Article IV.

Representations and Warranties of the Companies

Except as provided in the Disclosure Schedule, each Company jointly and severally represents and warrants to Buyer as follows:

Section 4.1. Organization and Standing.

(a) Each of CAM and CGT is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted. Each of CAM and CGT is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on such Company. No Proceedings to dissolve CAM or CGT are pending or, to such Company’s Knowledge, threatened.

(b) CAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. CAI is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on CAI. No Proceedings to dissolve CAI are pending or, to such Company’s Knowledge, threatened.

Section 4.2. Governing Documents.

(a) Each of CAM and CGT has made available to Buyer accurate and complete copies of (i) the Governing Documents of such Company, as amended through the date hereof, and (ii) the minutes of all meetings of the board of managers of such Company, any committees of such board, and the equity owners of such Company (and all consents in lieu of such meetings). Such Governing Documents, minutes and consents accurately reflect the equity ownership of such Company and all actions taken by the board of managers, committees and equity owners.

(b) CAI has made available to Buyer accurate and complete copies of (i) the Governing Documents of such Company, as amended through the date hereof, and (ii) the minutes of all meetings of the board of directors of such Company, any committees of such board, and the equity owners of such Company (and all consents in lieu of such meetings). Such Governing Documents, minutes and consents accurately reflect the equity ownership of such Company and all actions taken by the board of directors, committees and equity owners.

Section 4.3. Capital Structure. No membership interests or other equity interests of CAI, CAM and CGT are subject to, nor have any been issued in violation of, preemptive or similar rights. The authorized and outstanding equity securities of each Company are as disclosed on Section 4.3 of the Disclosure Schedule. All such outstanding securities are duly authorized, validly issued and fully paid (to the extent required by such Company’s Governing Documents) and nonassessable (except as such nonassessibility may be affected by Section 18-607 of the Delaware LLC Act). Except for the securities and rights created by this Agreement or in connection with the Credit Facility, there are outstanding or in existence (i) no membership interests or other equity or debt securities of such Company, (ii) no securities of such Company convertible into or exchangeable for membership interests or other voting securities of such Company, (iii) no options, warrants, calls, subscriptions or other rights to acquire from such Company, and no obligation of such Company to issue or sell, any membership interests or other voting securities of such Company or any securities of such Company convertible into or exchangeable for such membership interests or voting securities, (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to such Company and (v) other than such Company’s Governing Documents, no voting trust, proxy or other agreement or understanding with respect to the voting of any of the securities attributable to such Company. There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.

Section 4.4. Power and Authority. Each Company has all requisite limited liability company or corporate power and authority to execute, deliver and perform this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each Company of this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company or corporate action of such Company.

Section 4.5. Valid and Binding Agreement. This Agreement has been duly executed and delivered by each Company and constitutes, and each other agreement, instrument, or document executed or to be executed by each Company in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by each Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 4.6. Company Non-Contravention. Except for any Consents and except as set forth in Section 4.6 of the Disclosure Schedule, neither the execution, delivery, and performance by each Company of this Agreement and each other agreement, instrument, or document executed or to be executed by such Company in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of such Company’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Company Contract, (iii) result in the creation or imposition of any Lien, other than Permitted Liens, on any of such Company’s properties or other assets, or (iv) result, in any material respect, in a violation of any Applicable Law binding upon such Company, except with respect to (ii) or (iii) above for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the conduct of the Business after Closing.

Section 4.7. Approvals. No consent, waiver, notice, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by such Company in connection with the execution, delivery, or performance by such Company of this Agreement, each other agreement, instrument, or document executed or to be executed by such Company or any of its Affiliates in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, other than (i) as set forth in Section 4.7 of the Disclosure Schedule, (ii) Consents disclosed pursuant to Section 4.22, (iii) compliance with, and filings under, the HSR Act, and (iv) consents customarily obtained following Closing.

Section 4.8. Subsidiaries. Except as set forth in Section 4.8 of the Disclosure Schedule, none of the Companies owns, directly or indirectly, any capital stock of, or other equity interest in, any corporation or has any direct or indirect equity or ownership interest in any other Person.

Section 4.9. Pending Proceedings. Except as set forth in Section 4.9 of the Disclosure Schedule, there are no Proceedings pending or, to the Companies’ Knowledge, threatened, against or affecting a Company or any of the Properties. There are no material Proceedings pending or, to the Companies’ Knowledge, threatened, in which a Company is or may be a party affecting the execution and delivery of this Agreement by such Company or the consummation of the transactions contemplated hereby by such Company. Notwithstanding the foregoing, this Section 4.9 does not relate to environmental matters or Applicable Environmental Law, which are solely the subject of Section 3.11.

Section 4.10. Compliance with Laws.

(a) Except as set forth in Section 4.10 of the Disclosure Schedule, the Properties and each Company, with respect to the Properties, are in material compliance with all Applicable Laws. None of the Companies has received any written notice from any Governmental Entity or any other Person that the Properties or a Company, with respect to the Properties, are in material violation of, or have materially violated, any Applicable Laws which violation has not been resolved in accordance with such Applicable Laws as of the date of this Agreement. The Companies have in effect all material federal, state and local governmental Permits reasonably necessary for the Companies to own, lease or operate the Properties and to carry on its business as now conducted, and there has occurred no material default under any such Permit. Neither the execution and delivery of this Agreement by Seller or the Companies, nor the consummation by Seller or the Companies of the transactions contemplated hereby, will result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any material Permit.

(b) The Permits grant all material licenses and permits of Governmental Entities that are necessary to own, operate, construct and maintain the Properties as presently being owned, operated, constructed and maintained, and all material Permits are in full force and effect.

(c) Notwithstanding the foregoing, this Section 4.10 does not relate to (i) environmental matters or Applicable Environmental Law, which are solely the subject of Section 3.11 or (ii) Taxes, which are solely the subject of Section 4.11.

Section 4.11. Taxes.

(a) Each Company has duly filed all Tax Returns required to be filed by or with respect to it with the applicable Taxing authority, and all such Tax Returns were correct and complete in all material respects;

(b) Each Company has paid, or has created adequate reserves to pay, all Taxes due, or claimed by any taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal Proceedings which Taxes are set forth in Section 4.11(b) of the Disclosure Schedule;

(c) There has been no issue raised or adjustment proposed (and none is expected to be raised or proposed) by any Taxing authority in connection with any Tax Returns filed by or with respect to any Company; and

(d) Neither CAM nor CGT has elected to be treated as a corporation for income Tax purposes;

(e) Each Company has timely withheld or had withheld on its behalf and timely remitted to the appropriate Governmental Entity all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person;

(f) No claim (written or otherwise) has been made by a Taxing Authority in a jurisdiction in which a Company does not currently file a Tax Return that the Company is or may be subject to taxation by that jurisdiction; and

(g) The transactions contemplated by this Agreement will not terminate or adversely affect any Tax incentive, holiday or abatement for the Company.

Section 4.12. Financial Statements; Records; Undisclosed Liabilities.

(a) True and complete copies of the following financial statements have been provided to Buyer on or prior to the date hereof (collectively, the “Financial Statements”): (i) the audited consolidated balance sheets of Seller (with related statements of income and comprehensive income, changes in capital and cash flows) as of, and for the years ended on, December 31, 2010 and 2011 and (ii) the unaudited consolidated balance sheet of Seller, together with related statements of income as of, and for the nine (9) month period ended on, September 30, 2012. The Financial Statements have been prepared in accordance with GAAP (except as otherwise stated in the footnotes or the audit opinion related thereto and except for, with respect to the September 30, 2012 balance sheet and the related statements of income, normal year-end adjustments and the absence of an audit opinion and footnote disclosure) and present fairly in accordance with GAAP, in all material respects, the consolidated financial position and the consolidated results of operations of Seller and the Companies, as of, and for the periods ended on, such dates.).

(b) All respective liabilities of each Company that are required by GAAP to be reflected or reserved against in the September 30, 2012 balance sheet included in the Financial Statements have been so reflected or reserved against in the September 30, 2012 balance sheet included in the Financial Statements.

(c) None of the Companies has any indebtedness, obligations, or other liabilities, whether accrued, absolute, or contingent, of any nature, except such liabilities that (a) are accrued or reserved against in the Financial Statements or reflected in the notes thereto, (b) were incurred in the ordinary course of business since the respective dates of the Financial Statements, (c) have been or shall be discharged or paid in full prior to the Closing Date, (d) are not required to be reflected on a balance sheet in accordance with GAAP, or (e) would not individually or in the aggregate, have a Material

Adverse Effect. Notwithstanding the foregoing, this Section 4.12(c) does not relate to environmental matters or Applicable Environmental Law, which are solely the subject of Section 3.11.

Section 4.13. Absence of Certain Changes. Except as set forth in Section 4.13 of the Disclosure Schedule, from September 30, 2012 to the date of this Agreement, (a) there has not occurred any event or circumstance that has had or would be reasonably likely to have a Material Adverse Effect on any Company, (b) the Business has been conducted, in all material respects, only in the ordinary course of business, and (c) there has been no damage, destruction or loss to the assets of any Company which could reasonably be expected to have a Material Adverse Effect on the Business.

Section 4.14. Contracts.

(a) Section 1.1(g) of the Disclosure Schedule contains a true and complete listing of the following contracts to which each Company is a party or otherwise relating to the business conducted by each Company as of the date of this Agreement (such Contracts being “Company Contracts”):

(i) each contract representing Indebtedness;

(ii) each contract involving a remaining commitment by a Company to pay amounts in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

(iii) each contract for lease of personal property or real property involving payments in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

(iv) except for contracts of the nature described in clauses (i) through (iii) above, each contract between Seller or any Affiliate of Seller (other than any of the Companies) on the one hand, and a Company, on the other hand, which will survive the Closing;

(v) any Hydrocarbon purchase and sale, gathering, intra-state transportation, processing or similar contract unless terminable by each party without penalty on sixty (60) days or less notice;

(vi) any contract for the provision of services relating to gathering, compression, collection, processing, treating or transportation of Hydrocarbons;

(vii) any contract that constitutes a pipeline interconnect or facility operating agreement with respect to all or any part of the assets relating to the business conducted by a Company;

(viii) each contract that provides for a limit on the ability of a Company to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(ix) except for contracts of the nature described in clauses (i) through (vii) above and except for contracts of which a Company has fully satisfied its payment and performance obligations under such contract in accordance with its terms, any contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by a Company of Two Hundred and Fifty Thousand Dollars ($250,000) or more;

(x) any partnership or joint venture agreement (other than the Organizational Documents of the Companies or Centrahoma JV);

(xi) any contract pursuant to which any third party has rights to own or use any material asset of a Company, including any intellectual property right of a Company;

(xii) any agreement relating to the acquisition or disposition following the Closing of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of a Company (other than as a result of Permitted Liens);

(xiii) each employment, non-disclosure, non-competition, non-solicitation, intellectual property, consulting, collective bargaining, labor agreement, or similar contract and each contract providing any change of control, retention, severance, project bonus payments, or any other payment for or on account of employment or services rendered, in each case that have not been paid in full as of the date of this Agreement;

(xiv) any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, that binds the Companies or any of the Properties;

(xv) each contract (A) that includes an indemnity or other obligation (contingent or otherwise) by a Company that has not by its terms expired and that if such indemnity or other obligation arose, would reasonably be likely to result in payments by a Company in excess of Two Hundred and Fifty Thousand Dollars ($250,000), (B) that grants an option or preferential purchase right for a Company to purchase any material assets, properties or rights of a third party or (C) that creates a partnership, joint venture or other arrangement that involves the sharing of profits or expenses;

(xvi) any contract involving a commitment by a Company to (i) remediate or otherwise address or (ii) indemnify any Person for a violation of an Applicable Environmental Law that might involve expenditures in excess of Two Hundred and Fifty Thousand Dollars ($250,000); and

(xvii) except for contracts of the nature described in clauses (i) through (xvi) above, each contract involving aggregate payments by or to a Company in excess of Two Hundred and Fifty Thousand Dollars ($250,000) that cannot be terminated by a Company upon sixty (60) days or less notice without payment penalty in excess of One Hundred Thousand Dollars ($100,000).

(b) True and complete copies of all Company Contracts have been made available to Buyer.

(c) Except as set forth in Section 4.14(c) of the Disclosure Schedule, each Company Contract (other than such Company Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Company that is a party thereto and, to each Company’s Knowledge, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth in Section 4.14(c) of the Disclosure Schedule, each Company is not and, to such Company’s Knowledge, no other party is in breach of any Company Contract, and neither Seller nor any Company has received any written notice of termination or breach of any Company Contract.

Section 4.15. Gas Regulatory Matters. None of the Companies or their Affiliates is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”), and, during the Companies’ period of ownership of the Pipeline, the Pipeline has never been used in a manner that would require certification, under the NGA or subject the Pipeline to the jurisdiction of the Federal Energy Regulatory Commission. Neither the Companies nor any of their Affiliates provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978.

Section 4.16. Pipeline and Facilities. Since November 5, 2010, the Pipeline and the Facilities have been owned, constructed, maintained and operated in a good and workmanlike manner in accordance with customary practices in the oil and gas industry, and have been in continuous operation since they were placed into service, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion. The existing condition of the Pipeline and the Facilities make each suitable, in accordance with customary practices in the oil and gas industry for use for purposes that it is currently being used. Notwithstanding the foregoing, this Section 4.16 does not relate to (i) environmental matters or Applicable Environmental Law, which are solely the subject of Section 3.11 or (ii) Taxes, which are solely the subject of Section 4.11.

Section 4.17. Imbalances. Except for the Imbalances reflected on Section 4.17 of the Disclosure Schedule, there are no material Imbalances existing with respect to the Properties.

Section 4.18. Insurance. Section 4.18 of the Disclosure Schedule sets forth a true and complete list of all policies, binders or insurance contracts under which each Company or any of its assets is currently insured. Except as set forth in Section 4.18 of the Disclosure Schedule, (a) all premiums due and payable for each of such insurance policies have been paid, (b) each of such insurance policies is in full force and effect and will continue in full force and effect until Closing, (c) there has been no written notice of any cancellation or any threatened cancellation of any such insurance policy and (d) each Company is a named insured or loss payee, as applicable, under each such insurance policy. Except as set forth in Section 4.9 of the Disclosure Schedule, there is no claim by a Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriter of such policies or bonds nor has any denial of coverage or reservation of rights notice been given by any such underwriter and issuer with respect to a claim that is still pending.

Section 4.19. Intellectual Property. To the Companies’ Knowledge, the Companies or their Affiliates either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same.

Section 4.20. Equipment. The Companies, as applicable, have good and valid title to or valid rights to use all of the equipment constituting a part of the Properties, free and clear of all Liens other than Permitted Liens. The equipment constituting a part of the Properties has been maintained in a state of repair so as to be reasonably adequate, in all material respects, for normal operations consistent with such Company’s past practices.

Section 4.21. No Alienation. Since the Effective Time, no Company has sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in the Properties.

Section 4.22. Consents to Change of Control. Section 4.22 of the Disclosure Schedule is a complete and accurate list of the Properties and related agreements that require any consents upon a change of control (the “Consents”) in order for the Companies to consummate the transactions contemplated by this Agreement.

Section 4.23. Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending, being contemplated by or, to the Companies’ Knowledge, threatened against any Company.

Section 4.24. Title Records. Each Company has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which such Company has acquired the real property interests set forth on Section 4.24 of the Disclosure Schedule, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of such Company relating to such real property interests.

Article V.

Representations and Warranties Relating to Centrahoma JV

Except as provided in the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 5.1. Organization and Standing. Centrahoma JV is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now being conducted. Centrahoma JV is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect on Centrahoma JV. No Proceedings to dissolve Centrahoma JV are pending or, to Seller’s Knowledge, threatened.

Section 5.2. Governing Documents. Centrahoma JV has made available to Buyer accurate and complete copies of (i) the Governing Documents of such Company, as amended through the date hereof, and (ii) the minutes of all meetings of the board of managers of Centrahoma JV, any committees of such board, and the equity owners of Centrahoma JV (and all consents in lieu of such meetings). Such Governing Documents, minutes and consents accurately reflect the equity ownership of Centrahoma JV and all actions taken by the board of managers, committees and equity owners.

Section 5.3. Capital Structure. The CAM Centrahoma JV Interest, together with the MarkWest Centrahoma JV Interest, constitute all of the outstanding equity securities of Centrahoma JV. No other membership interests or equity of Centrahoma JV are subject to, nor have any been issued in violation of, preemptive or similar rights. The Centrahoma JV Interests are duly authorized, validly issued and fully paid (to the extent required by the Centrahoma JV Agreement) and nonassessable (except as such nonassessibility may be affected by Section 18-607 of the Delaware LLC Act). There are outstanding or in existence (i) no membership interests or other equity or debt securities of Centrahoma JV, (ii) no securities of Centrahoma JV convertible into or exchangeable for membership interests or other voting securities of Centrahoma JV, (iii) no options, warrants, calls, subscriptions or other rights to acquire from Centrahoma JV, and no obligation of Centrahoma JV to issue or sell, any membership interests or other voting securities of Centrahoma JV or any securities of Centrahoma JV convertible into or exchangeable for such membership interests or voting securities, (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to Centrahoma JV and (v) other than Centrahoma JV’s Governing Documents, no voting trust, proxy or other agreement or understanding entitling the holders to vote with holders of membership interests, units or other equity interests of Centrahoma JV on any matter. There are no outstanding obligations of Centrahoma JV to repurchase, redeem or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests or rights.

Section 5.4. Centrahoma JV Non-Contravention. Except as set forth in Section 5.4 of the Disclosure Schedule, the consummation of the transactions contemplated hereby does not and shall not (i) conflict with or result in a violation of any provision of Centrahoma JV’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any Material Centrahoma JV Contract, (iii) result in the creation or imposition of any Lien, other than Permitted Liens under any Material Centrahoma JV Contract, or (iv) result in a violation of any Applicable Law binding upon Centrahoma JV, except with respect to (ii) or (iii) above for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the conduct of the business of Centrahoma JV after Closing.

Section 5.5. Approvals. Except as set forth in Section 5.5 of the Disclosure Schedule, no consent, waiver, notice, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by Centrahoma JV in connection with the consummation by it of the transactions contemplated hereby.

Section 5.6. Subsidiaries. Centrahoma JV does not own, directly or indirectly, any capital stock of, or other equity interest in, any corporation or has any direct or indirect equity or ownership interest in any other Person.

Section 5.7. Centrahoma JV Pending Proceedings. Except as set forth in Section 5.7 of the Disclosure Schedule, there are no Proceedings pending or, to Seller’s Knowledge, threatened, against or affecting Centrahoma JV. There are no material Proceedings pending or, to Seller’s Knowledge, threatened, in which Centrahoma JV is or may be a party affecting the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 5.7 does not relate to environmental matters or Applicable Environmental Law, which are solely the subject of Section 3.11.

Section 5.8. Taxes.

(a) Centrahoma JV has duly filed all Tax Returns required to be filed by or with respect to it with the applicable Taxing authority, and all such Tax Returns were correct and complete in all material respects;

(b) Centrahoma JV has paid, or has created adequate reserves to pay, all Taxes due, or claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal Proceedings which Taxes are set forth in Section 5.8(b) of the Disclosure Schedule;

(c) There has been no issue raised or adjustment proposed (and none is pending) by any Taxing authority in connection with any Tax Returns filed by or with respect to Centrahoma JV;

(d) Centrahoma JV has not elected to be treated as a corporation for income Tax purposes.

(e) Each Company has timely withheld or had withheld on its behalf and timely remitted to the appropriate Governmental Entity all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person;

(f) No claim (written or otherwise) has been made by a Taxing Authority in a jurisdiction in which a Company does not currently file a Tax Return that the Company is or may be subject to taxation by that jurisdiction; and

(g) The transactions contemplated by this Agreement will not terminate or adversely affect any Tax incentive, holiday or abatement for the Company.

Section 5.9. Financial Statements; Records; Undisclosed Liabilities.

(a) True and complete copies of the following financial statements have been provided to Buyer on or prior to the date hereof (collectively, the “Centrahoma JV Financial Statements”): (i) the audited consolidated balance sheets of Centrahoma JV (with related statements of income and comprehensive income, changes in capital and cash flows) as of, and for the years ended on, December 31, 2010 and 2011 and (ii) the unaudited consolidated balance sheet of Centrahoma JV, together with related statements of income as of, and for the nine (9) month period ended on, September 30, 2012. The Centrahoma JV Financial Statements have been prepared in accordance with GAAP (except as otherwise stated in the footnotes or the audit opinion related thereto and except for, with respect to the September 30, 2012 balance sheet and the related statements of income, normal year-end adjustments and the absence of an audit opinion and footnote disclosure) and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of Centrahoma JV, as of, and for the periods ended on, such dates.

(b) All respective liabilities of Centrahoma JV that are required by GAAP to be reflected or reserved against in the September 30, 2012 balance sheet included in the Centrahoma JV Financial Statements have been so reflected or reserved against in the September 30, 2012 balance sheet included in the Centrahoma JV Financial Statements.

(c) Centrahoma JV does not have any indebtedness, obligations, or other liabilities, whether accrued, absolute, or contingent, of any nature, except such liabilities that (a) are accrued or reserved against in the Centrahoma JV Financial Statements or reflected in the notes thereto, (b) were incurred in the ordinary course of business since the respective dates of the Centrahoma JV Financial Statements, (c) have been or shall be discharged or paid in full prior to the Closing Date, (d) are not required to be reflected on a balance sheet in accordance with GAAP, or (e) would not individually or in the aggregate, have a Material Adverse Effect on Centrahoma JV. Notwithstanding the foregoing, this Section 5.9(c) does not relate to environmental matters or Applicable Environmental Law, which are solely the subject of Section 3.11.

Section 5.10. Absence of Certain Changes. From September 30, 2012 to the date of this Agreement, (a) there has not occurred any event or circumstance that has had or would be reasonably likely to have a Material Adverse Effect on Centrahoma JV, (b) the operations and business conducted by Centrahoma JV has been conducted, in all material respects, only in the ordinary course of business, and (c) there has been no damage, destruction or loss to the assets of Centrahoma JV which could reasonably be expected to have a Material Adverse Effect on the operations and business conducted by Centrahoma JV.

Section 5.11. Contracts.

(a) Section 1.1(g) of the Disclosure Schedule contains a true and complete listing of the following contracts to which Centrahoma JV is a party or otherwise relating to the business conducted by Centrahoma JV as of the date of this Agreement (such Contracts being “Material Centrahoma JV Contracts”):

(i) each contract representing Indebtedness;

(ii) each contract involving a remaining commitment by Centrahoma JV to pay amounts in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

(iii) each contract for lease of personal property or real property involving payments in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

(iv) except for contracts of the nature described in clauses (i) through (iii) above, each contract between Seller or any Affiliate of Seller (other than any of the Companies) on the one hand, and Centrahoma JV, on the other hand, which will survive the Closing;

(v) any Hydrocarbon purchase and sale, gathering, intra-state transportation, processing or similar contract unless terminable by each party without penalty on sixty (60) days or less notice;

(vi) any contract for the provision of services relating to gathering, compression, collection, processing, treating or transportation of Hydrocarbons;

(vii) any contract that constitutes a pipeline interconnect or facility operating agreement with respect to all or any part of the assets relating to the business conducted by Centrahoma JV;

(viii) each contract that provides for a limit on the ability of Centrahoma JV to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(ix) except for contracts of the nature described in clauses (i) through (vii) above and except for contracts of which Centrahoma JV has fully satisfied its payment and performance obligations under such contract in accordance with its terms, any contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by Centrahoma JV of Two Hundred and Fifty Thousand Dollars ($250,000) or more;

(x) any partnership or joint venture agreement (other than the Organizational Documents of the Companies);

(xi) any contract pursuant to which any third party has rights to own or use any material asset of Centrahoma JV, including any intellectual property right of Centrahoma JV;

(xii) any agreement relating to the acquisition or disposition following the Closing of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of Centrahoma JV (other than as a result of Permitted Liens);

(xiii) each employment, non-disclosure, non-competition, non-solicitation, intellectual property, consulting, collective bargaining, labor agreement, or similar contract and each contract providing any change of control, retention, severance, project bonus payments, or any other payment for or on account of employment or services rendered, in each case that have not been paid in full as of the date of this Agreement;

(xiv) any futures, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, that binds Centrahoma JV or its assets;

(xv) each contract (A) that includes an indemnity or other obligation (contingent or otherwise) by Centrahoma JV that has not by its terms expired and that if such indemnity or other obligation arose, would reasonably be likely to result in payments by Centrahoma JV in excess of Two Hundred and Fifty Thousand Dollars ($250,000), (B) that grants an option or preferential purchase right for Centrahoma JV to purchase any material assets, properties or rights of a third party or (C) that creates a partnership, joint venture or other arrangement that involves the sharing of profits or expenses;

(xvi) any contract involving a commitment by Centrahoma JV to (i) remediate or otherwise address or (ii) indemnify any Person for a violation of an Applicable Environmental Law that might involve expenditures in excess of Two Hundred and Fifty Thousand Dollars ($250,000); and

(xvii) except for contracts of the nature described in clauses (i) through (xvi) above, each contract involving aggregate payments by or to Centrahoma JV in excess of Two Hundred and Fifty Thousand Dollars ($250,000) that cannot be terminated by Centrahoma JV upon sixty (60) days or less notice without payment penalty in excess of One Hundred Thousand Dollars ($100,000).

(b) True and complete copies of all Material Centrahoma JV Contracts have been made available to Buyer.

(c) Except as set forth in Section 5.11(c) of the Disclosure Schedule, each Material Centrahoma JV Contract (other than such Material Centrahoma JV Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of Centrahoma JV and, to Seller’s Knowledge, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Except as set forth in Section 5.11(c) of the Disclosure Schedule, Centrahoma JV is not and, to Seller’s Knowledge, no other party is in breach of any Material Centrahoma JV Contract, and neither Seller nor Centrahoma JV has received any written notice of termination or breach of any Material Centrahoma JV Contract.

Section 5.12. Pipeline and Facilities. Since November 5, 2010, the pipelines, facilities and other tangible assets owned or used by Centrahoma JV in the business conducted by Centrahoma JV have been owned, constructed, maintained and operated in a good and workmanlike manner in accordance with customary practices in the oil and gas industry and have been in continuous operation since they were placed into service, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion. The existing condition of the pipelines and facilities owned or used by Centrahoma JV are suitable, in accordance with customary practices in the oil and gas industry, for use for purposes that they are currently being used. Notwithstanding the foregoing, this Section 5.12 does not relate to (i) environmental matters or Applicable Environmental Law, which are solely the subject of Section 3.11 or (ii) Taxes, which are solely the subject of Section 4.11.

Section 5.13. Centrahoma JV Imbalances. Except for the Imbalances reflected on Section 5.13 of the Disclosure Schedule, there are no material Imbalances existing with respect to the properties owned by Centrahoma JV.

Section 5.14. Centrahoma JV Insurance. Section 5.14 of the Disclosure Schedule sets forth a true and complete list of all policies, binders or insurance contracts under which Centrahoma JV or any of its assets is currently insured. Except as set forth in Section 5.14 of the Disclosure Schedule, (a) all premiums due and payable for each of such insurance policies have been paid, (b) each of such insurance policies is in full force and effect and will continue in full force and effect until Closing, (c) there has been no written notice of any cancellation or any threatened cancellation of any such insurance policy and (d) Centrahoma JV is a named insured or loss payee, as applicable, under each such insurance policy. Except as set forth in Section 5.7 of the Disclosure Schedule, there is no claim by Centrahoma JV pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriter of such policies or bonds nor has any denial of coverage or reservation of rights notice been given by any such underwriter and issuer with respect to a claim that is still pending.

Section 5.15. Intellectual Property. To Seller’s Knowledge, Centrahoma JV or its Affiliates either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same.

Section 5.16. Title to Properties. Centrahoma JV has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which Centrahoma JV has acquired the real property interests owned by Centrahoma JV, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Centrahoma JV relating to such real property interests.

Section 5.17. Centrahoma JV Employees and Employee Benefit Plans. Centrahoma JV does not have and has not had any employees, and does not maintain, sponsor, contribute to, or have any liability with respect to, and has not maintained, sponsored, contributed to, or had any liability with respect to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plan, contract, program, fund, or arrangement of any kind, or any other employee benefit plan, contract, program, fund, or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of Centrahoma JV.

Article VI.

Disclaimer

Section 6.1. Disclaimer. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND ARTICLE V AND BY EACH COMPANY IN ARTICLE IV OF THIS AGREEMENT, BUYER HEREBY REPRESENTS, WARRANTS AND AGREES THAT NEITHER THE COMPANIES, SELLER, NOR ANY OF THEIR AGENTS IS MAKING ANY PROMISE, REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF (I) A COMPANY, (II) TITLE OF A COMPANY IN AND TO THE PROPERTIES, (III) THE CONDITION OF THE PROPERTIES, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTIES, ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (V) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VI) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER HEREBY REPRESENTS, WARRANTS AND AGREES THAT BUYER IS EXPRESSLY NOT RELYING ON ANY STATEMENT, REPRESENTATION OR PROMISE OF SELLER, ANY COMPANY OR THEIR AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND ARTICLE V AND BY EACH COMPANY IN ARTICLE IV OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IN PURCHASING THE SECURITIES BUYER ACCEPTS THE PROPERTIES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, ARTICLE IV, AND ARTICLE V, EACH AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR LIMITATIONS ON REMEDIES SET FORTH IN SECTION 14.2 AND SECTION 18.10. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLER, THE COMPANIES NOR THEIR AGENTS MAKES ANY PROMISE, REPRESENTATION OR WARRANTY AS TO (A) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, (B) THE CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF, OR (C) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH ITS REVIEW OF THE

COMPANIES OR THE PROPERTIES OR OTHERWISE IN CONNECTION WITH THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER SPECIFICALLY REPRESENTS AND WARRANTS THAT IT IS NOT RELYING UPON OR HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS AND WARRANTIES OF SELLER, ANY COMPANY OR THEIR AGENTS EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN ARTICLE III AND ARTICLE V AND BY EACH COMPANY IN ARTICLE IV OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 6.1, TOGETHER WITH THE LIMITED REMEDIES PROVIDED IN SECTION 14.2 AND SECTION 18.10, WERE SPECIFICALLY BARGAINED FOR BETWEEN BUYER, THE COMPANIES AND SELLER AND WERE TAKEN INTO ACCOUNT BY BUYER, THE COMPANIES AND SELLER IN ARRIVING AT THE PURCHASE PRICE. BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING AND AGREES, REPRESENTS AND WARRANTS THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS” AND THE RESULT OF ARM’S-LENGTH NEGOTIATION, THAT BUYER IS SOPHISTICATED AND KNOWLEDGEABLE ABOUT BUSINESS MATTERS AND WAS REPRESENTED BY COUNSEL, THAT THIS DISCLAIMER IS NOT BOILERPLATE AND THAT THIS DISCLAIMER IS TO BE A CLEAR, UNEQUIVOCAL AND EFFECTIVE DISCLAIMER OF RELIANCE UNDER TEXAS LAW.

Article VII.

Representations and Warranties of Buyer

Buyer represents to Seller and the Companies as follows:

Section 7.1. Organization and Standing. Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 7.2. Power and Authority. Buyer has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Buyer.

Section 7.3. Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 7.4. Non-Contravention. Neither the execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, nor the consummation by it of the transactions contemplated hereby and thereby do or will (i) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties may be bound, or (iii) violate any Applicable Law binding upon Buyer.

Section 7.5. Approvals. Except in connection with the HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with any Governmental Entity or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

Section 7.6. Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 7.7. Financing. Buyer has access to, and at the Closing will have, such funds as are necessary for the consummation by it of the transactions contemplated hereby.

Section 7.8. Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Securities, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

Section 7.9. Restricted Securities. Buyer acknowledges that the Securities have not been registered under applicable federal and state securities laws and that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

Section 7.10. Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Securities for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Section 7.11. Independent Evaluation. Buyer is an experienced and knowledgeable investor in the gas gathering, processing, treating and transportation business and the business of owning and operating pipelines, compressors and appurtenance equipment and facilities. Buyer has had access to the Properties, the officers, consultants and other representatives of each Company, and the books, records, and files of each Company relating to the Properties. As of the Closing, (i) Buyer has conducted, to its satisfaction, its own independent investigation of the condition, operation and business of each Company, and Buyer has been provided access to and an opportunity to review any and all information respecting each Company and the Properties requested by Buyer in order for Buyer to make its own determination to proceed with the transactions contemplated by this Agreement; (ii) Buyer has solely relied on (x) the basis of its own independent due diligence investigation of the Properties, and (y) the limited representations and warranties made by Seller in Article III and Article V and each Company in Article IV and the remedies specifically bargained for in Section 14.2 and Section 18.10; and (iii) Buyer has been advised by and has relied solely on its own expertise and legal, land, tax, engineering, and other professional counsel concerning this transaction, the Properties, and the value thereof.

Article VIII.

Certain Covenants

Section 8.1. Access. Subject to the terms of the Confidentiality Agreement, Article IX, and Applicable Law, from the Execution Date until the expiration of the Examination Period, each Company will give Buyer and Buyer’s authorized representatives reasonable access at reasonable times to such Company’s offices, accounting and financial books, records, files and other similar documents and materials to the extent in such Company’s possession, custody or control and/or which can be provided without undue effort or expense and shall use its Reasonable Efforts to cause its Affiliates to give Buyer and Buyer’s authorized representatives reasonable access to the employees of such Company’s Affiliate(s) responsible for the Properties. Furthermore, each Company shall give Buyer, or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon adequate notice to such Company, physical access to the Properties of such Company for the purpose of inspecting same. Buyer agrees to comply fully with the rules, regulations and instructions issued by each Company regarding the actions of Buyer while upon, entering or leaving the Properties. Buyer’s environmental investigation of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (“Site Assessment”), and at each Company’s discretion, shall be accompanied by a representative of such Company. Upon the written request of Seller or a Company, Buyer shall furnish, free of costs, to each Company or Seller with a copy of any written report prepared by or for Buyer related to any Site Assessment of the Properties as soon as reasonably possible after it is prepared. All environmental reports prepared by or for Buyer shall be maintained in strict confidence and for use solely in connection with the evaluation of the Properties. Except for the obligations to provide reports to the Companies or Seller as set forth in the preceding sentence, if Closing does not occur, such reports, shall not be disclosed to any other party.

Section 8.2. Exculpation and Indemnification. If Buyer exercises rights of access under this Article VIII or otherwise, or conducts examinations or inspections under this Section or otherwise, then (a) such access, examination and inspection shall be at Buyer’s sole risk, cost and expense and Buyer waives and releases all claims against Seller and its partners and members and their Affiliates and the respective employees, officers, employees, attorneys, contractors and agents of such parties (collectively the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto or arising in connection with the conduct of the Inspection Indemnitees and (b) Buyer shall indemnify, defend and hold harmless the Inspection Indemnitees from any and all claims, actions, causes of action liabilities, losses, damages, fines, penalties, costs or expenses (including, without limitation, court costs, consultants’ and attorneys’ fees) of any kind or character (collectively, “Damages”), or Liens for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SELLER OR (ii) STRICT LIABILITY.

Section 8.3. Assignment of Properties. Prior to the Closing, Seller shall contribute to one or more of the Companies the Property or Properties which are currently held by Seller and which are set forth in Section 8.3 of the Disclosure Schedule.

Section 8.4. Transition Services. At the Closing, the parties will execute and deliver the Transition Services Agreement substantially in the form of Exhibit 8.4 attached hereto (the “Transition Services Agreement”) pursuant to which Seller shall provide Buyer with certain transition services and take certain other actions for periods specified therein.

Section 8.5. Interim Operation. Prior to Closing, Seller will cause the Companies to continue the operation of the Properties in the ordinary course of its business including capital spending, and will not sell or otherwise dispose of any portion of the Properties having a per item fair market value in excess of One Hundred Thousand Dollars ($100,000), except in the ordinary course of business or pursuant to this Agreement.

Section 8.6. Restrictions on Certain Actions. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, as required by the Governing Documents of each Company and Centrahoma JV, or as described in Section 8.6 of the Disclosure Schedule, during the period from the date of this Agreement to the Closing Date, the Companies have not taken and shall not take, consent to or allow, nor shall Seller cause or allow a Company or cause Centrahoma JV to take or consent to, any of the following actions, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend the applicable Governing Documents of a Company or Centrahoma JV;

(b) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any membership interests of any class or any other securities or equity equivalents in a Company or Centrahoma JV;

(c) (i) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its membership interests; (ii) repurchase, redeem, or otherwise acquire any of its securities; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization or winding up of a Company or Centrahoma JV;

(d) (i) except for loans under the Credit Facility and intercompany loans from or to any Company, Centrahoma JV or their Affiliates in the ordinary course of business that will be eliminated at or prior to Closing, and except for accounts receivable and accounts payable that arise in the ordinary course of business, create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances, or capital contributions to, or investments in, any other Person; (iii) pledge or otherwise encumber shares of membership interests of a Company or Centrahoma JV; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except (A) for customary Liens contained in or arising under agreements binding on a Company or Centrahoma JV with respect to amounts not yet due or not yet delinquent or (B) for Permitted Liens);

(e) except in connection with the releases contemplated by Section 8.8, in accordance with Applicable Laws, or in the ordinary course of business, (i) enter into or adopt any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, or other employee benefit plan, program, policy or agreement; (ii) increase the compensation or fringe benefits of any manager or officer of a Company or Centrahoma JV; (iii) pay to any manager or officer of a Company or Centrahoma JV any benefit not required by any employee benefit plan, program, policy or agreement as in effect on the date hereof; or (iv) hire any individual as an employee or contract with any other service providers for a term of more than thirty (30) days;

(f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets of a Company or Centrahoma JV, except for (i) entering into right-of-way agreements, easements, or options in the ordinary course of business, and (ii) sales or exchanges of inventory and excess or obsolete assets in the ordinary course of business or personal property in the ordinary course of business that is either replaced by equivalent property or assets or normally consumed in the operation of such Company’s or Centrahoma JV’s business;

(g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h) except for any capital expenditures related to (i) the authorities for expenditure described in Section 8.6(h) of the Disclosure Schedule (“AFEs”), (ii) the construction of pipeline or facilities associated therewith or the attainment of easements, rights-of-way, or options in the ordinary course of business, or (iii) an Emergency or Force Majeure, make any single capital expenditure which individually is in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

(i) pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted) in excess of Two Hundred and Fifty Thousand Dollars ($250,000), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms and the payment of the Credit Facility or any fee to terminate the Credit Facility;

(j) enter into any lease, contract, agreement, commitment, arrangement, right-of-way, easement, option, or transaction outside the ordinary course of business consistent with past practice;

(k) amend, modify, or change in any material respect any Contract;

(l) change any of the accounting principles or practices used by a Company or Centrahoma JV, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by such Company or Centrahoma JV to Buyer or make, change or rescind any Tax election, surrender any right in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

(m) authorize, or agree in writing or otherwise to take, any of the actions requiring the prior written consent of Buyer as described in this Section 8.6.

Section 8.7. Confidentiality Agreement. The Confidentiality Agreement, except to the extent modified herein, will remain in full force and effect; provided, however, that, subject to the provisions of Section 8.12, upon Closing, the Confidentiality Agreement shall terminate, and Seller shall, and shall cause its Affiliates to, not make disclosure to third parties of any confidential or proprietary information relating to a Company or the Properties, except with the prior consent of Buyer or as required by Applicable Law; provided, further, that nothing shall prohibit Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following Closing. At Closing, and to the extent assignable, Seller will, or will cause its Affiliates to, assign to Buyer the benefits under any and all confidentiality agreements between Seller, or any of its Affiliates, and any third party in connection with the potential sale or other disposition by Seller and its Affiliates of the Companies or the Properties.

Section 8.8. Officer and Director Resignation and Releases. At the Closing, each Company shall deliver to Buyer (a) resignations of the respective managers, directors and officers of such Company in the form and substance attached hereto as Exhibit 8.8(a), such resignations to be effective immediately upon the consummation of the transactions contemplated by this Agreement and (b) subject to the provisions of Section 8.9, releases from all such individuals, releasing such Company, Seller and their Affiliates from any and all claims of such individuals against them, substantially in the form and substance attached hereto as Exhibit 8.8(b).

Section 8.9. Indemnification of Officers and Directors.

(a) Neither Buyer nor any Company shall amend, repeal or otherwise modify the Governing Documents of a Company so as to affect adversely the rights thereunder of individuals who at and any time prior to the Closing Date were directors, officers, managers or agents of such Company to indemnification or exculpation. Buyer shall, and shall cause each Company to, honor any indemnification agreements between such Company and any of its directors, officers, managers or agents. In the event any claim or claims are asserted or made pursuant to the indemnification rights set forth in this Section 8.9, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. Any determination required to be made with respect to whether a person’s conduct complies with the applicable standard of conduct shall be made by independent legal counsel selected by any such director, officer, manager or other agent and reasonably acceptable to Buyer.

(b) Prior to the Closing, each Company will purchase a six (6) year directors’ and officers’ liability insurance and fiduciary liability insurance covering the directors and officers of such Company who are currently covered by such Company’s existing directors’ and officers’ liability insurance or fiduciary liability insurance policies and Buyer will take no action which would interfere with the benefit of such policy during such term.

Section 8.10. Employee Matters. At least five (5) days before the Closing Date, Buyer shall issue, or shall cause its Affiliate to issue, written offers of employment to all Employees whose primary duties involve maintaining or providing services to the Properties in the field (“Field Employees”) subject to each Field Employee passing the standard pre-employment background check and drug-screening procedure of Buyer or its Affiliate. The list of Field Employees is set forth on Section 8.10 of the Disclosure Schedule. Buyer or its Affiliate shall also be permitted to make written offers of employment to Employees who are not designated on Section 8.10 of the Disclosure Schedule as Field Employees only with prior written permission from Seller. All employment offers issued by Buyer or its Affiliate under this Section 8.10 shall be conditioned on the Closing and effective from and after the Closing Date and shall provide for the same regular salary or hourly rate, as applicable, as each Employee had with Seller immediately before the Closing Date for at least one year following the Closing Date, plus substantially similar other terms and conditions of employment (including without limitation position, title, duties, responsibilities, insurance and other employee benefits, bonus opportunity, incentive opportunity, vacation, sick, or other paid leave) as Buyer and its Affiliates provide to similarly situated employees. Buyer shall notify Seller in writing and Buyer and Seller shall confer at least two (2) days before the Closing Date as to the identities of such Employees who have accepted Buyer’s offers of employment (the “Hired Employees”). Seller will accept the resignation or terminate the employment of the Hired Employees effective as of the date immediately before the Closing Date. On and after the Closing Date, Buyer shall cause each Hired Employee to receive full credit for such Employee’s service with Seller and any predecessor for purposes of eligibility, benefit level and accrual (but not for purposes of benefit accruals under defined benefit pension plans), and vesting under any benefit plans made available to employees of Buyer or any Affiliate of Buyer that employs the Hired Employees in which a Hired Employee participates to the same extent recognized by Seller or Insperity immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. On and after the Closing Date, Buyer shall or shall cause any Affiliate that employs the Hired Employees to make reasonable efforts to (A) waive any preexisting condition limitations otherwise applicable to Hired Employees and their eligible dependents under any plan of Buyer or its Affiliate that provides health benefits in which Hired Employees may be eligible to participate on and after the Closing and (B) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Hired Employee and his or her eligible dependents on or after the Closing Date, in each case to the extent such Hired Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous employee plan of Seller or Insperity immediately prior to the Closing Date; provided, however, that with respect to any insured plan the obligations of Buyer or its Affiliate hereunder shall be limited to (i) requesting in good faith that the applicable insurer implement such actions, and (ii) incurring any reasonable administrative costs related thereto, if necessary. The provisions of this Section 8.10 are intended to benefit the parties to this Agreement and the Affiliate(s) of each Company referenced in this Section 8.10 and nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any other Person (including for the avoidance of doubt any Employees) other than the parties to this Agreement, the Affiliate(s) of each Company referenced in this Section 8.10, and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

Section 8.11. Taxes.

(a) Buyer and Seller agree to treat the purchase and sale of the membership interests of CGT for federal income Tax purposes as a purchase and sale of all of the assets of CGT.

(b) Buyer and Seller agree to allocate the Base Purchase Price, as adjusted hereunder, among the membership interests of CGT, the common membership interests of CAM, the CAI Note and the CAI Stock. Buyer and Seller agree to further allocate the amounts allocated to the membership interests of CGT and the common membership interests of CAM among the assets of CGT and CAM. At least ten (10) days prior to the Closing Date, Seller shall prepare and deliver to Buyer an allocation of the Base Purchase Price among the assets of CGT and CAM, the CAI Note and the CAI Stock in a manner consistent with Section 1060 of the Code (the “Purchase Price Allocation”) based upon the fair market values of such assets. (For these purposes, Seller and Buyer agree that the fair market value of the CAI Note, and the portion of the Base Purchase Price to be allocated to such note, is equal to the total amount due thereunder as of the Closing Date, including principal and accrued interest thereon.) Seller and Buyer shall thereafter use commercially reasonable efforts to agree upon the Purchase Price Allocation on or before the Closing Date. Buyer and Seller anticipate that, in general, the amounts allocated to the Pipeline, Facilities, Permits, Easements and Fee Interests will (because those items were recently purchased or constructed) be equal to the original cost of such Properties.

(c) If an adjustment to the Base Purchase Price is made under this Agreement, the parties shall adjust the Purchase Price Allocation to be consistent with the Purchase Price. Seller and Buyer shall report the transactions contemplated hereby on all Tax Returns (including Form 8594 and all other information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code) in a manner consistent with such Purchase Price Allocation.

(d) If, notwithstanding Section 8.11(b), Seller and Buyer do not agree on the Purchase Price Allocation prior to the Closing Date, Seller shall promptly engage a firm experienced in such matters and reasonably acceptable to Buyer, to conduct an appraisal and determine the fair market value of the assets of CGT and CAM and of the CAI Stock (it being assumed for such purposes that the fair market value of the CAI Note is the amount specified in Section 8.11(b)). The cost of such appraisal shall be borne one-half by Seller and one-half by Buyer. Seller and Buyer agree to allocate the Purchase Price among the assets of CGT and CAM and the CAI Stock and to report the transactions contemplated hereby on all Tax Returns (including Form 8594 and all other information returns and supplements thereto required to be filed by the parties under Section 1060 of the Code) in a manner consistent with the values determined by such appraisal (and of the agreed value of the CAI Note).

(e) Neither Seller nor Buyer shall take, or shall permit any of their respective Affiliates to take, any position inconsistent with the allocation under this Section 8.11 on any Tax Return or otherwise, unless required to do so by Applicable Laws or a “determination” within the meaning of Section 1313(a)(1) of the Code or a similar provisions of state, local or foreign Applicable Law respecting Tax.

(f) Seller will cause to be prepared and filed (i) all federal and state income Tax Returns for CAM and Centrahoma JV that are required to be filed for any Tax period ending on or before the Closing Date, including but not limited to the final federal income Tax Returns of CAM and Centrahoma JV on IRS Form 1065 for the Tax period that ends on the Closing Date, and (ii) all other Tax Returns for the Companies and Centrahoma JV that are required to be filed on or prior to the Closing Date. Seller shall pay or cause to be paid all Taxes reported to be due on such Tax Returns (subject to reimbursement by Buyer if required by Section 8.11(h)); provided, however, that with respect to any Tax Return of Centrahoma JV, Seller shall be responsible only for Taxes attributable to the CAM Centrahoma JV Interest. Buyer and Seller acknowledge and agree that the transactions contemplated under this Agreement will cause a termination of CAM and Centrahoma JV for federal income Tax purposes under Section 708(b)(1)(B) of the Code, and that the respective taxable years of CAM and Centrahoma JV will end on the Closing Date. Buyer will cause to be prepared and filed all Tax Returns for the

Companies and Centrahoma JV that are required to be filed after the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Tax Returns (subject to reimbursement by Seller if required by Section 8.11(h)).

(g) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company that is attributable to any Tax period that begins on or before the Effective Time and ends after the Effective Time (a “Straddle Period”) will be apportioned between the period of the Straddle Period from before the Effective Time through the Effective Time (the “Pre-Effective Time Straddle Period”) and the period of the Straddle Period that extends after the Effective Time to the end of the Straddle Period (the “Post-Effective Time Straddle Period”) in accordance with this Section 8.11(g). The portion of such Tax attributable to the Pre-Effective Time Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Effective Time Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Effective Time. The portion of Tax attributable to a Post-Effective Time Straddle Period shall be calculated in a corresponding manner.

(h) Buyer and Seller acknowledge that Tax Returns relating to a Straddle Period may be required to be filed by either Buyer or Seller under Section 8.11(f), and thus the Tax thereon may be initially paid by either Buyer or Seller. If any such Tax is initially paid by Seller, and Seller gives written notice to Buyer that includes a copy of the Tax Return for the Straddle Period and provides reasonable detail concerning the calculation of the portions of Tax attributable to the Post-Effective Time Straddle Period, within 30 days Buyer shall pay Seller the portion properly attributable to such Post-Effective Time Straddle Period. Similarly, if any such Tax is initially paid by Buyer, and Buyer gives written notice to Seller that includes a copy of the Tax Return for the Straddle Period and provides reasonable detail concerning the calculation of the portions of Tax attributable to the Pre-Effective Time Straddle Period, within 30 days Seller shall pay Buyer the portion properly attributable to such Pre-Effective Time Straddle Period, but only to the extent that such Tax is not taken into account in the determination of Net Working Capital or otherwise taken into account as a Purchase Price adjustment under Section 13.1.

(i) Seller and Buyer agree to furnish to each other any and all information and documents reasonably required to comply with Tax and financial reporting requirements and audits.

Section 8.12. Press Releases. Unless consultation is prohibited by Applicable Law, Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation (but no approval thereof shall be required).

Section 8.13. Books and Records. At or promptly after Closing, Seller shall deliver to Buyer all records of the Companies that are in Seller’s control, including original minute books and other corporate books and records and accounts. Seller will deliver to Buyer, at Buyer’s expense, all of the rights of way easements, rights of way option agreements, files, assignments, operating records and agreements, engineering records, financial and accounting records (but not including general financial accounting or tax accounting records), and other similar files and records of the Companies which directly relate to the Properties, other than those which Seller considers to be proprietary or confidential, or which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege. Buyer agrees that Seller may retain copies of all files transferred to Buyer pursuant to this Section 8.13.

Section 8.14. Rights to “Cardinal” Name, Derivations of Name and Logo. Buyer agrees that Seller shall retain all rights to the “Cardinal” name, logo, and all derivatives thereof, and that Buyer may not use such names, logos, or derivations in any manner without the prior written consent of Seller. Within ninety (90) days after the Closing Date, Buyer shall remove all names and markers used by Seller or the Companies and all variations and derivations thereof and logos relating thereto from the Properties.

Section 8.15. Amendments to the Certificates of Formation of the Companies. Immediately after the Closing, Buyer agrees to file an amendment to each Company’s certificate of formation in a form reasonably acceptable to Seller that provides for a change in the name of such Company, which name does not contain the word “Cardinal” or any derivative thereof and is otherwise reasonably acceptable to Seller.

Section 8.16. HSR Filing. If compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required in connection with the transactions contemplated under this Agreement, as promptly as practicable on the date hereof or such other date as shall be mutually agreed by Seller and Buyer, Seller and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith. Seller and Buyer will request expedited treatment (i.e., early termination) of such filing. Buyer and Seller shall use commercially reasonable efforts to make or modify all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section. Each of Seller and Buyer will bear its own costs and expenses relating to the compliance with this Section.

Section 8.17. Release of Credit Facility Liens. Seller or the Companies will reach mutually satisfactory arrangements with the lender(s) under the Credit Facility (a) for the payment by Seller at Closing of all outstanding indebtedness existing under the Credit Facility as of the Closing Date and (b) for the delivery at Closing of executed releases by the lender(s) (in a form satisfactory to the lender(s) and reasonably satisfactory to Buyer) of all mortgages or other Liens existing on the Properties as security under the Credit Facility.

Section 8.18. Financial Statements.

(a) Subject to Buyer’s satisfaction of its obligations under Section 8.18(d), Seller shall use commercially reasonable efforts to deliver or cause to be delivered to Buyer on or before (i) the 65th day after the Closing Date, in each case, only to the extent required of Buyer by Form 8-K under the Exchange Act, (A) the audited consolidated financial statements of Seller for the year ended December 31, 2011 and (B) the unaudited consolidated financial statements of Seller for the nine month period ended September 30, 2012 (or, if the Closing Date is on or after January 1, 2013, the audited consolidated financial statements of Seller for the year ended December 31, 2012 in lieu of statements for the nine month period ended September 30, 2012) and the related footnotes, as shall be reasonably necessary for inclusion in Buyer’s current report on Form 8-K under the Exchange Act to be filed on or before the 71st calendar day after the initial Form 8-K to be filed within four (4) Business Days following the closing and (ii) the 45th day after the Closing Date, to the extent required of Buyer by Form 10-Q or Form 10-K under the Exchange Act, a balance sheet relating to the Business as at December 1, 2012, which shall have been reviewed by Deloitte LLP. Without limiting the generality of the forgoing, Seller shall have no obligation to provide or cause to be provided anything that is not required by Form 8-K or Form 10-Q or Form 10-K, as applicable, and Buyer shall use commercially reasonable efforts to minimize the periods and dates presented of financial statements and other information to be included by the Form 8-K, including, by promptly seeking waivers, exemptions or advice from the staff of the Securities and Exchange Commission. Seller will use commercially reasonable efforts to deliver or cause to be delivered to Buyer on or before the date of the filing of the Form 8-K, the report of Deloitte LLP with respect to those portions of the financial statements to be delivered under this Section 8.18 for which such report is required by Form 8-K. Furthermore, Seller will use commercially reasonable efforts assist Buyer in causing Deloitte LLP to deliver to Buyer any unqualified audit opinions with respect to the financial statements relating to the Business as may be required by the Exchange Act in connection with any future filings with the Securities and Exchange Commission to be made by Buyer.

(b) Subject to Buyer’s satisfaction of its obligations under Section 8.18(d), Seller shall use commercially reasonable efforts to assist Buyer to prepare or cause to be prepared, on or before February 15, 2013, audited financial statements and the related footnotes for Centrahoma JV, as required by the Centrahoma JV Agreement.

(c) Buyer shall promptly reimburse Seller for all (i) third party billed fees, costs and expenses and (ii) reasonable out-of-pocket costs and expenses incurred by Seller with respect to Seller’s obligations under Section 8.18(a).

(d) Buyer shall cooperate with and reasonably assist Seller in the discharge of Seller’s obligations under Section 8.18(a).

(e) Buyer shall use commercially reasonable efforts to provide such financial and other information, records and documents relating to the Companies and Centrahoma JV as may be necessary for Seller to prepare or cause to be prepared audited financial statements of Seller for the year ended December 31, 2012, or such other financial statements required by Seller, and shall use commercially reasonable efforts to provide access to such of Buyer’s personnel, advisors and accountants as may be necessary for Seller to prepare or cause to be prepared such financial statements, and shall generally cooperate with Seller’s reasonable requests in order to facilitate such preparation.

(f) Seller shall promptly reimburse Buyer for all (i) third party billed fees, costs and expenses and (ii) reasonable out-of-pocket costs and expenses incurred by Buyer with respect to Buyer’s obligations under Section 8.18(e).

Section 8.19. Non-Competition.

(a) From the Closing until two (2) years after the Closing Date, Seller will not, and shall cause its Affiliates under its Control not to, directly or indirectly engage in any business, or assist any person, entity, or other business concern (other than Buyer or its Affiliates) to engage in any business, with respect to (i) any natural gas gathering or processing activities in Coal, Atoka, Hughes and Pittsburg Counties, Oklahoma, or (ii) any contract gas treating for (A) any current gas treating customer of Seller or the Companies as identified on Section 8.19 of the Disclosure Schedule within the county where the current gas treatment project for such customer is located as identified on Section 8.19 of the Disclosure Schedule or (B) any potential gas treating customer within five (5) miles of the location of any current gas treating project of Seller or the Companies as identified on Section 8.19 of the Disclosure Schedule.

(b) Although Seller agrees and acknowledges that (i) the covenants set forth in this Section 8.19 are reasonably limited in time and in all other respects, (ii) the covenants set forth in this Section 8.19 are reasonably necessary for the protection of Buyer, (iii) Buyer would not have entered into this Agreement but for the covenants of Seller contained in this Section 8.19 and (iv) the covenants contained herein have been made in order to induce Buyer to enter into this Agreement, if this is determined not to be the case by a judge or court of competent jurisdiction, Buyer and Seller specifically request that the limitations contained in this Section 8.19 be reformed to the extent necessary to make this Section 8.19 enforceable.

(c) Seller acknowledges that Seller’s violation or threatened or attempted violation of the covenants contained in this Section 8.19 may cause irreparable harm to Buyer and its Affiliates and that money damages may not be sufficient remedy for any breach of these sections. Seller agrees that Buyer and its Affiliates shall be entitled as a matter of right to equitable relief, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Section 8.19, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such covenants by Seller or others acting on Seller’s behalf. Such remedies will be in addition to all other remedies available to Buyer and its Affiliates, in accordance with this Agreement.

Article IX.

Buyer’s Due Diligence Examination

Section 9.1. Due Diligence Examination. From the Execution Date until 5:00 p.m. (local time in Dallas, Texas) on the twentieth (20th) day thereafter (the “Examination Period”), each Company shall afford Buyer and its authorized representatives reasonable access during normal business hours to the records of such Company at the offices of Seller for the purposes of determining whether Title Defects (as defined below) exist (“Buyer’s Review”); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or such Company or impede the efforts of Seller or such Company to comply with their other obligations under this Agreement. Such books and records shall include files, assignments, operating records and agreements, financial and accounting records, engineering records, in each case insofar as same may now be in existence and in the possession of a Company, excluding, however, any information that a Company is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that: (i) any information withheld on such basis shall be identified with as much specificity and detail as reasonably possible without breaching such obligation, and (ii) if requested by Buyer, such Company shall use its Reasonable Efforts to obtain a waiver of any such restrictions in favor of Buyer. Subject to the other provisions of this Agreement, Seller shall give Buyer, or Buyer’s authorized representatives, at all reasonable times during the Examination Period and upon adequate notice to Seller, physical access to the Properties for the purpose of inspecting same. The cost and expense of Buyer’s Review, if any, shall be borne solely by Buyer. Buyer shall not contact any of the customers or suppliers of Seller in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller, which consent shall not be unreasonably withheld.

Section 9.2. Assertion of Title Defects. If Buyer discovers any Title Defects prior to the expiration of the Examination Period, Buyer shall notify the appropriate Company as soon as possible and no later than the expiration of the Examination Period of such alleged Title Defect. To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by the appropriate Company prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail including the basis therefor (including any supporting documents in possession of Buyer), (iv) identify the specific Properties to which such Title Defect relates, and (v) include the Title Defect Amount as determined by Buyer in good faith. Any matters that may otherwise constitute Title Defects, but of which the appropriate Company has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. It being expressly understood that Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes a Title Defect shall be those set forth in this Article IX and Section 12.1(d), and Buyer shall not be entitled to refuse to close (other than pursuant to Section 10.1(d)), to indemnification or any other right or remedy with respect to any Title Defect. Upon the receipt of such effective Title Defect Notice from Buyer, a Company shall have the option, in addition to the rights set forth in this Article IX, but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing.

Section 9.3. Title Defect Amount. With respect to each Title Defect that is properly asserted and not cured on or before the Closing Date, the Base Purchase Price shall be reduced,

subject to Section 9.7, by the Title Defect Amount with respect to such Title Defect Property. The Property (or portion thereof) affected by such uncured Title Defect shall be a “Title Defect Property.” The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the value of the Title Defect Property is reasonably reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(a) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(b) if a Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c) if a Title Defect represents an obligation or Lien upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably estimated potential economic effect of the Title Defect over the life of the Title Defect Property, the values and estimated cost to cure placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;

(d) if a Title Defect relates to an ownership gap in a right-of-way included in the Property, the Title Defect Amount shall be the reasonable estimated costs and expenses necessary to cure such gap, or alternatively, to construct an alternative route for the pipeline system around such gap, including the cost of acquiring any necessary real property right-of-way and related capital expenditures; and

(e) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.

Section 9.4. Defensible Title. “Defensible Title” means, as of the date of this Agreement and the Closing Date, such title and ownership by a Company that:

(a) entitles such Company to operate, maintain, repair, replace and use the Pipeline and the Facilities of such Company in the same manner as they are currently operated;

(b) entitles such Company to use the Easements and Permits of such Company to the extent necessary to operate, maintain, repair, replace and use the Pipeline and Facilities of such Company in the same manner as they are currently used;

(c) is free and clear of all of all Liens, except Permitted Encumbrances; and

(d) reflects that all Consents of such Company which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable.

Section 9.5. Permitted Encumbrances. “Permitted Encumbrances” shall mean (A) Liens for Taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established; (B) mechanic’s and materialmen’s Liens relating to the Properties, which obligations are not yet due and pursuant to which Seller is not in default; (C) Liens in the ordinary course of business that are minor defects and irregularities in title or other restrictions that are of the nature customarily accepted by prudent purchasers of midstream assets and that do not materially affect the value or use of any property encumbered thereby; (D) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of midstream assets if the same are customarily obtained routinely and subsequent to such sale or conveyance; (E) required third party consents to assignments and similar agreements unless the failure to obtain such consents would void the transfer or terminate a material right under a Contract or Easement; (F) easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Property to the extent such matters do not interfere with operations on the Property; (G) Liens which (i) do not, individually or in the aggregate, materially detract from the value of, or materially interfere with, the operation, maintenance, repair, replacement and/or use of the Properties subject thereto or affected thereby or (ii) are of a nature that would be reasonably acceptable to a prudent owner or operator of natural gas assets and facilities of a type similar to the Properties; (H) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Property in any manner, and all Applicable Laws, rules and orders of governmental authority; (I) Liens created by Buyer or its successors and assigns; (J) any Lien granted by a third party to encumber properties or assets owned by such third party which also encumbers the Easements; and (K) any deed of trust, mortgage or other Lien that will be fully released at Closing.

Section 9.6. Title Defects. “Title Defect” shall mean a defect exists (A) that causes Seller to not have Defensible Title to the Pipeline, Facilities, Easements or Permits, and (B) for which a Title Defect Notice has been timely and otherwise validly delivered. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect: (1) defects or irregularities arising out of lack of corporate authorization or variation in corporate or entity name; (2) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (3) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, and (4) Permitted Encumbrances. Notwithstanding the foregoing, no Title Defect may be asserted with respect to the Properties listed on Section 4.24 of the Disclosure Schedule.

Section 9.7. Base Purchase Price Adjustments for Title Defects.

(a) If a Company and Buyer are unable to reach an agreement as to whether a Title Defect exists or the Title Defect Amount applicable to any Title Defect, the provisions of Article XVII shall be applicable.

(b) Notwithstanding anything to the contrary contained in this Agreement, if the Base Purchase Price adjustment with respect to a particular Title Defect which would result from the above provided for procedures does not exceed Fifty Thousand Dollars ($50,000) (“Title Defect Threshold”), no adjustment shall be made for such Title Defect, it being expressly understood that if the adjustment for such Title Defect exceeds the Title Defect Threshold, the entire Title Defect Amount for such Title Defect shall be included in the calculation of the total amount of all Title Defects for which an adjustment is to be made pursuant to this Article IX (“Total Defect Amount”). In the event the Total Defect Amount does not exceed one and a half percent (1.5%) of the Base Purchase Price, then no adjustment of the Base Purchase Price shall occur. If the Total Defect Amount, in the aggregate, exceeds one and a half percent (1.5%) of the Base Purchase Price, the Base Purchase Price shall be adjusted by the amount by which the Total Defect Amount exceeds one and a half percent (1.5%) of the Base Purchase Price.

Article X.

Conditions Precedent to Closing Obligations

Section 10.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met or waived by Buyer:

(a) Each and every representation of Seller contained in Article III and Article V shall be true and accurate in all material respects on and as of the Closing Date as if made on and as of such date except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Each of the representations and warranties of the Companies contained in Article IV shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date and (iii) to the extent that an adjustment to the Base Purchase Price has been made in respect of any inaccuracies or breaches in accordance with Section 9.7.

(c) Seller and each Company shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or at the Closing, except for those failures to perform and comply with covenants and agreements under this Agreement that, individually or in the aggregate, do not constitute a Material Adverse Effect.

(d) No Proceeding shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain or prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(e) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.

(f) Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller or a Company or any other party to Buyer prior to or in connection with the Closing.

(g) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(h) Seller and each Company shall have delivered to Buyer the certificate contemplated in Section 11.2(b).

(i) All Liens securing the Credit Facility shall have been released and/or terminated and all Consents shall have been obtained.

(j) Seller shall have delivered to Buyer a duly executed counterpart to the Escrow Agreement.

(k) Seller shall have delivered to Buyer a duly executed signature page from each party to the Expansion Agreement.

If any such condition on the obligations of Buyer under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before February 15, 2013, and (in either case) Buyer is not the cause of such delay nor is Buyer in breach of its obligations hereunder, this Agreement may, at the option of Buyer, be terminated. In the event such a termination by Buyer occurs, the parties shall have no further obligations to one another hereunder (other than as specifically provided in Section 12.2 hereof, which will survive the termination). If Buyer proceeds to Closing with Knowledge of any condition precedent above not being met by Seller, such condition precedent will be deemed waived by Buyer as a condition to Closing and Buyer hereby waives any claims for a breach of representation and warranty related thereto. With respect to any condition set forth above which is not met (and which is asserted by Buyer as a failure of one of its conditions of Closing), and for which the reasons why such condition is not met relate to some, but less than all, of the Properties, Seller may require that any dispute with regard to whether or not such condition was met and any failure of such condition to be met be treated as an uncured Title Defect and handled in accordance with the process set forth in Section 9.7, and, if Seller so requires such handling, such condition will be considered met for the purposes of this Section.

Section 10.2. Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met or waived by Seller:

(a) Each and every representation of Buyer contained in Article VII shall be true and accurate in all material respects on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) No Proceeding shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement.

(d) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby.

(e) Seller and the Companies shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Seller or a Company prior to or in connection with the Closing.

(f) The consummation of the transactions contemplated under the terms of this Agreement is not prevented from occurring by (and the required waiting period, if any, has expired under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice.

(g) Buyer shall have delivered to Seller the certificate contemplated in Section 11.3(b).

(h) Buyer shall have delivered to Seller a duly executed counterpart to the Escrow Agreement.

(i) All Liens securing the Credit Facility shall have been released and/or terminated.

If any such condition on the obligations of Seller under this Agreement is not met as of the Closing Date, or in the event the Closing does not occur on or before February 15, 2013, and (in either case) Seller or the Companies are not in breach of their obligations hereunder, this Agreement may, at the option of Seller, be terminated. in which case the parties shall have no further obligations to one another hereunder (other than as specifically provided in Section 12.2 hereof, which will survive the termination). If Seller proceeds to Closing with Knowledge of any condition precedent above not being met by Buyer, such condition precedent will be deemed waived by Seller as a condition to Closing and Seller hereby waives any claims for a breach of representation or warranty related thereto.

Article XI.

Closing

Section 11.1. Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place in the offices of Thompson & Knight LLP in Dallas, Texas, at 1722 Routh Street, Suite 1500 at 10:00 a.m., local time, on the earliest to occur of (i) December 20, 2012 if last of the conditions set forth in Section 10.1 and Section 10.2 have been satisfied or waived on or prior to such date, (ii) December 31, 2012 if last of the conditions set forth in Section 10.1 and Section 10.2 have been satisfied or waived on or prior to such date or (iii) at such other date and time as Buyer and Seller may mutually agree upon (such date and time, as changed pursuant to any such mutual agreement, being herein called the “Closing Date”).

Section 11.2. Closing Obligations of Seller and the Companies. At the Closing:

(a) Upon receipt of payment of the amount provided in Section 11.3(a), Seller shall execute, acknowledge and deliver to Buyer (i) an assignment of the Membership Interests (the “Assignment”), in the form attached hereto as Exhibit 11.2(a), effective as of 7:00 a.m. Central Daylight Time on the Effective Time and (ii) a stock power effecting the transfer to Buyer of ownership of all of the CAI Stock together with a certificate representing the CAI Stock.

(b) Each Company shall deliver a certificate executed by a duly authorized officer of such Company dated the Closing Date, representing and certifying that the conditions described in Section 10.1(b) and (as to such Company only) Section 10.1(c) have been satisfied.

(c) Seller shall provide to Buyer a duly executed certificate of non-foreign status in the form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder.

(d) Seller will deliver to Buyer the Transition Services Agreement dated as of the Closing Date and duly executed by Seller.

(e) Seller shall provide Buyer with the resignations of each of the managers, directors and officers of each Company.

(f) Seller shall provide Buyer with proof of the release and/or termination of all Liens securing the Credit Facility.

Section 11.3. Closing Obligations of Buyer. At the Closing:

(a) Buyer shall (i) deliver, by wire transfer of immediately available funds to an account designated by Seller in a bank located in the United States, an amount equal to the Purchase Price less the Escrow Amount and (ii) deposit, by wire transfer of immediately available funds, an amount equal to the Escrow Amount into the Escrow Account.

(b) Buyer shall deliver a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions described in Section 10.2(a) and Section 10.2(b) have been satisfied.

(c) Buyer will deliver to Seller the Transition Services Agreement dated as of the Closing Date and duly executed by Buyer.

Article XII.

Termination, Amendment and Waiver

Section 12.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) by mutual written consent of Seller and Buyer; or

(b) by either Seller or Buyer, if:

(i) the Closing shall not have occurred on or before February 15, 2013 (the “Termination Date”), unless such failure to close shall be due to a delay or breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); provided, however, that if the failure to close on or before the Termination Date is due to a failure of the conditions set forth in Section 10.1(g) or Section 10.2(f), then the Termination Date shall be extended by an additional thirty (30) days; or

(ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c) by Seller, if the Total Defect Amount exceeds five percent (5%) of the Purchase Price or the amount of Casualty Losses exceeds ten percent (10%) of the Purchase Price; or

(d) by Buyer, if the Total Defect Amount exceeds five percent (5%) of the Purchase Price or the amount of Casualty Losses exceeds ten percent (10%) of the Purchase Price; or

(e) by Buyer pursuant to Section 10.1; or

(f) by Seller pursuant to Section 10.2.

Section 12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article XII, in Section 2.4 (Payment of Purchase Price), Section 8.2 (Exculpation and Indemnification), Section 8.7 (Confidentiality Agreement), Section 14.5 (No Commissions Owed), Article XVII (Dispute Resolution), Section 18.3 (Parties Bear Own Expenses/No Special Damages), Section 18.7 (Time of Essence), Section 18.9 (Counterpart Execution), Section 18.11 (References, Titles and Construction) and Section 18.12 (Severability) shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

Section 12.3. Return of Information. Within ten (10) Business Days following termination of this Agreement in accordance with Section 12.1, Buyer shall, and shall cause its Affiliates and representatives to, return to Seller, or destroy all Confidential Information (as defined in the Confidentiality Agreement) furnished or made available to Buyer and its Affiliates and representatives by or on behalf of Seller and a Company, and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by Buyer or any of its Affiliates or representatives (including electronic copies thereof) that refer to, relate to, discuss or contain, or are based on, in whole or in part, any such Confidential Information. Buyer shall deliver to Seller a certificate signed by its Chief Executive Officer, which certificate shall provide evidence reasonably substantiating the return or destruction of the Confidential Information as required under this Section 12.3.

Section 12.4. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of all the parties hereto.

Article XIII.

Accounting Adjustments

Section 13.1. Adjustments for Revenues and Expenses.

(a) Buyer will bear all expenses which are attributable to the Companies, the Properties or the CAM Centrahoma JV Interest on or after the Effective Time and Buyer will receive all revenues (including any refunds of prepaid expenses (including prepaid insurance premiums) and net of applicable ad valorem and real property Taxes pursuant to subsection (b)(ii) below) which are attributable to the Companies, the Properties or the CAM Centrahoma JV Interest on or after the Effective Time.

(b) Appropriate adjustments to the Base Purchase Price shall be made between Buyer and Seller through application of the Purchase Price Adjustment so that:

(i) Seller will bear all expenses which are incurred by Seller or any Company in the operation of the Companies, the Properties or Centrahoma JV before the Effective Time and Seller will receive all revenues and all documented reimbursements by the Companies or Centrahoma JV to Seller of amounts expended by Seller prior to the Effective Time for continuing the operations of the Companies or Centrahoma JV in the ordinary course of business not reflected in Net Working Capital (net of applicable ad valorem and real property Taxes pursuant to subsection (b)(ii) below) which are attributable to the Companies, the Properties or the CAM Centrahoma JV Interest before the Effective Time.

(ii) In making such adjustments:

(A) ad valorem and similar Taxes assessed for periods prior to the Effective Time shall be borne by Seller and ad valorem and similar Taxes assessed for periods on or after the Effective Time shall be borne by Buyer;

(B) ad valorem and similar Taxes assessed with respect to a period which begins before and ends after the Effective Time shall be prorated based on the number of days in such period which fall on each side of the Effective Time (with the day on which the Effective Time falls being counted in the period before the Effective Time); and

(C) no consideration shall be given to the local, state or federal income Tax liabilities of any party.

Section 13.2. Estimated Purchase Price Adjustment Procedure.

(a) The Purchase Price delivered at the Closing pursuant to Section 11.3(a) shall be adjusted in accordance with the following procedures. Seller shall prepare and deliver to Buyer not less than three (3) Business Days prior to the Closing Date (i) estimated balance sheets of the Companies (on a combined basis) and Centrahoma JV as of the Effective Time (together with supporting documentation reasonably necessary for Buyer to verify each estimated balance sheet, the “Estimated Balance Sheets”), (ii) worksheets showing Seller’s estimate of the Net Working Capital derived from the Estimated Balance Sheets (based upon, and subject to the adjustments set forth in, the definitions of Current Assets and Current Liabilities as set forth herein) (the “Estimated Net Working Capital”), and (iii) Seller’s estimate of the Purchase Price Adjustment Amount (the “Estimated Purchase Price Adjustment Amount”). The Estimated Balance Sheets, the Estimated Net Working Capital and the Estimated Purchase Price Adjustment Amount (collectively, the “Estimated Closing Items”) shall be prepared on a basis consistent with past practice and consistent with the principles and assumptions used in preparation of the Net Working Capital and Purchase Price Adjustment Amount Illustration attached as Exhibit 13.2(a) hereto.

(b) If the Estimated Purchase Price Adjustment Amount is a positive number, the Purchase Price delivered at the Closing pursuant to Section 11.3(a) shall be increased by an amount equal to the Estimated Purchase Price Adjustment Amount.

(c) If the Estimated Purchase Price Adjustment Amount is a negative number, the Purchase Price delivered at the Closing pursuant to Section 11.3(a) shall be reduced by an amount equal to the absolute value of the Estimated Purchase Price Adjustment Amount.

Section 13.3. Final Purchase Price Adjustment Procedure.

(a) No later than sixty (60) calendar days after the Closing Date (or such later date as mutually agreed by Buyer and Seller), Seller shall prepare and deliver to Buyer (i) balance sheets of the Companies (on a combined basis) and Centrahoma JV as of the Effective Time (together with supporting documentation reasonably necessary for Buyer to verify each estimated balance sheet, the “Final Balance Sheets”), (ii) worksheets showing Seller’s calculation of the Net Working Capital derived from the Final Balance Sheets (based upon, and subject to the adjustments set forth in, the definitions of Current Assets and Current Liabilities as set forth herein) (the “Final Net Working Capital”), and (iii) Seller’s calculation of the Purchase Price Adjustment Amount (“Final Purchase Price Adjustment Amount”), in each case, together with a worksheet showing the difference, if any, between any Estimated Closing Item and the corresponding Final Closing Item (as defined below). The Final Balance Sheets, the Final Net Working Capital and the Final Purchase Price Adjustment Amount (collectively, the “Final Closing Items”) shall be prepared on a basis consistent with past practice of Seller and consistent with the principles and assumptions used in preparation of the Estimated Closing Items. If Seller does not deliver the Final Closing Items in accordance with this Section 13.3(a) on or before the sixtieth (60th) calendar day after the Closing Date (or such later date as mutually agreed by Buyer and Seller), Buyer shall have the right to prepare such Final Closing Items on or before the ninetieth (90th) day after the Closing Date (or such later date as mutually agreed by Buyer and Seller), in which case the relative obligations of Buyer and Seller in the remainder of this Section 13.3 shall be switched. Buyer and Seller shall promptly provide to each other all documents reasonably requested by the other to verify any of the items set forth in the Final Closing Item calculations. Buyer shall have the right for thirty (30) days following receipt of the Final Closing Items to object to the Final Balance Sheet(s) and the proposed calculation of the Final Purchase Price Adjustment Amount. Buyer and its Representatives shall be entitled to access during normal business hours to all books and records of Buyer and Centrahoma JV as may be reasonably requested by Buyer for the purpose of this Section 13.3. Any objection made by Buyer shall be made in writing and shall set forth such objection in reasonable detail. Buyer shall be deemed to have waived any rights to object under this Section 13.3 unless Buyer furnishes its written objections to Seller within such thirty (30) day period. If Buyer delivers an objection within such thirty (30) day period, then Buyer and Seller shall endeavor in good faith to resolve the objections. If, at the end of a fifteen (15) day period from the date of delivery of any objection by Buyer or such longer period as may be mutually agreed by Buyer and Seller, there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to an independent accounting firm to be selected jointly by Seller and Buyer within the following five (5) Business Days (the “Referee”). The Referee shall determine the Final Purchase Price Adjustment Amount as promptly as reasonably practicable after the objections that remain in dispute are submitted to it, but in any event within thirty (30) days after such objections that remain in dispute are submitted to it. If any objections are submitted to the Referee for resolution, (i) each of Buyer and Seller shall furnish to the Referee such workpapers and other documents and information relating to such objections as the Referee may request and are reasonably available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) the Referee must adopt the amount of the Final Purchase Price Adjustment Amount submitted by either Buyer or Seller and may not adopt any other amount; (iii) the determination by the Referee of the Final Purchase Price Adjustment Amount, as set forth in a written notice delivered to both Buyer and Seller by the Referee, shall be made in accordance with this Agreement and shall be binding and conclusive on the parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iv) the fees and expenses of the Referee shall be paid (1) by Buyer if the Referee adopts the Final Purchase Price Adjustment Amount submitted by Seller and (2) by Seller if the Referee adopts the Final Purchase Price Adjustment Amount submitted by Buyer. The Referee and procedures set forth herein shall be the sole method for resolving any disputes regarding the Final Purchase Price Adjustment Amount or the provisions of this Section 13.3 in lieu of the provisions set forth in Article XVII and Section 18.6.

(b) Following the final determination of the Final Purchase Price Adjustment Amount as set forth in Section 13.3(a), if the cumulative amount payable to either Buyer or Seller (“Final Payment Amount”) is more than Fifty Thousand Dollars ($50,000), the amount of the Final Payment Amount in excess of Fifty Thousand Dollars ($50,000) shall be promptly (but in any event within five (5) Business Days of the determination of the Final Payment Amount) paid by wire transfer in immediately available funds to Buyer or Seller, as applicable, to an account designated by such payee.

Section 13.4. Adjustments to Purchase Price. All amounts to be paid under this Article XIII shall be deemed to be adjustments to the Purchase Price for Tax purposes.

Article XIV.

Indemnification

Section 14.1. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold Seller (and its Affiliates and Encap, their respective successors and assigns and their respective owners, directors, officers, managers and employees) harmless from and against any and all Damages (individually a “Seller’s Indemnified Claim” and collectively “Seller’s Indemnified Claims”) to the extent arising out of or resulting from:

(a) any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement (during the period of survival thereof pursuant to Section 14.3);

(b) the operation of the Properties prior to and after the Closing Date, except for Buyer’s Indemnified Claims pursuant to Section 14.2; or

(c) the condition of the Properties before, on or after the Closing Date, regardless of whether such condition or the events giving rise to such condition arose or occurred before, on or after the Closing Date, except for Buyer’s Indemnified Claims pursuant to Section 14.2.

THE FOREGOING INDEMNIFICATIONS BY BUYER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

Section 14.2. Indemnification By Seller.

(a) From and after Closing, Seller shall defend, indemnify and hold Buyer (and its Affiliates, their respective successors and assigns and their respective owners, directors, officers, managers and employees) harmless from and against any and all Damages (individually a “Buyer’s Indemnified Claim” and collectively “Buyer’s Indemnified Claims”) to the extent arising out of or resulting from:

(i) any misrepresentation or breach of any warranty, covenant or agreement of Seller or a Company contained in this Agreement that survives the Closing for the period of such survival as set forth in Section 14.3;

(ii) those matters disclosed in Section 3.11 of the Disclosure Schedule; or

(iii) except to the extent taken into account in the determination of Net Working Capital or otherwise taken into account as a Purchase Price adjustment under Section 13.1, any Taxes of the Companies or related to the Properties for which Seller is responsible under this Agreement.

(b) THE FOREGOING INDEMNIFICATIONS BY SELLER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, (ii)

STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

(c) Notwithstanding anything to the contrary, it is expressly understood that Seller shall not have any obligation to defend, indemnify and hold harmless Buyer (or its owners, directors, officers, and employees) with respect to any Buyer’s Indemnified Claims for any breach of a representation or warranty under this Agreement or for breach of Section 8.18 unless the aggregate of such Buyer’s Indemnified Claims exceeds the Deductible, and in the event such Buyer’s Indemnified Claims exceed the Deductible, only the value of Damages in excess of the Deductible shall be considered in applying Section 14.2(a); provided, however, that the Deductible shall not apply with respect to any Buyer’s Indemnified Claims for any breach of the Fundamental Representations or for Damages arising out of or resulting from those matters disclosed in Section 3.11 of the Disclosure Schedule. In no event shall Seller have liability for Damages with respect to any Buyer’s Indemnified Claims for any breach of a representation or warranty under this Agreement or for breach of Section 8.18 in excess of the Cap; provided, however, that the Cap shall not apply with respect to any Buyer’s Indemnified Claims for any breach of the Fundamental Representations or for Damages arising out of or resulting from those matters disclosed in Section 3.11 of the Disclosure Schedule.

(d) Nothing in this Article XIV shall apply to Damages with respect to any and all Title Defects, the Damages with respect to which shall be governed exclusively by Article IX.

(e) Notwithstanding anything to the contrary in this Agreement, Buyer (and its Affiliates, their respective successors and assigns and their respective owners, directors, officers, and employees) shall be deemed not to have suffered any Damages under this Section 14.2 arising from claims based on specific types of assets, liabilities, revenues and expenses including in the calculation of the Purchase Price or in the preparation of the Final Balance Sheet. It is the intent of the Parties that (i) the procedures set forth in Article XIII and the dispute resolution procedures referenced in Article XVII shall provide the sole and exclusive remedies for claims relating to the preparation of the Final Balance Sheet and the determination of the Purchase Price and (ii) Buyer shall not have recourse pursuant to Section 14.2 for breaches of representations and warranties contained in this Agreement to the extent that the facts constituting any such breaches are taken into account in preparing the Final Balance Sheet pursuant to Section 13.3 or in determining the Purchase Price.

Section 14.3. Survival of Provisions.

(a) All representations and warranties shall survive the Closing for the Survival Period.

(b) Except for the covenants contained in Section 2.1, Article X and Section 18.10, which shall survive the Closing indefinitely, and the indemnity obligation of Seller under Section 14.2(b), which shall survive for the statute of limitations applicable to such

Taxes plus 60 days, all covenants of Seller, a Company or Buyer contained in this Agreement shall survive for a period of six (6) months after the Closing (i) except for any covenant which by its terms otherwise terminates as of a specific date or is only made for a specified period and (ii) except for the covenants contained in Section 8.8 (Officer and Director Resignation and Release) and Section 8.9 (Indemnification of Officers and Directors), which shall survive the Closing without limitation; provided that to the extent any representation or warranty survives for a longer period of time, the covenants set forth in Section 14.2 shall survive for such longer period of time solely with respect to such representation and warranty or covenant.

(c) The indemnity for Taxes contained in Section 14.2(b) shall survive for the applicable statute of limitations and sixty (60) days thereafter.

(d) Written notice of any claim by Buyer for indemnification from Seller under Section 14.2 arising during the Survival Period must be given by Buyer to Seller no later than the end of the Survival Period as a condition precedent to the right to enforce such claim for indemnification. In the event a Buyer’s Indemnified Claim is timely and properly asserted, the covenants set forth in Section 14.2 shall survive until such Buyer’s Indemnified Claim is satisfied, but only with respect to such timely and properly asserted Buyer’s Indemnified Claim.

Section 14.4. Notice of Claim. If indemnification pursuant to Section 14.1 or Section 14.2 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify, describing in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice and as otherwise provided in Section 14.3. The Indemnitee shall have the right to employ separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual or likely conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the indemnifying party.

Section 14.5. No Commissions Owed. Seller agrees to indemnify, defend and hold Buyer (and its partners and its and their Affiliates, and the respective owners, officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Seller or a Company with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer agrees to indemnify, defend and hold Seller (and its partners and its and their Affiliates and the respective owners, officers, directors, employees, attorneys, contractors and agents of such parties) harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs or expenses (including, without limitation, court costs and attorneys fees) of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by, or on behalf of, Buyer, with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

Section 14.6. Net Amounts. Any amounts recoverable by any party pursuant to this Article XIV with respect to any Buyer’s Indemnified Claims or Seller’s Indemnified Claims, as the case may be, shall be decreased by any insurance proceeds or other amounts relating to such Buyer’s Indemnified Claims or Seller’s Indemnified Claims, as the case may be, paid to such Indemnitee by any Person (other than any Affiliate of such Indemnitee) not a party to this Agreement. To the extent that any Buyer’s Indemnified Claims or Seller’s Indemnified Claims relate to CAI and give rise to a tax benefit to the Indemnitee making the claim for indemnification (or an Affiliate of such Indemnitee), then the claim for indemnification shall be reduced by an amount equal to such tax benefit realized by such Indemnitee.

Section 14.7. Manner of Payment and Release of Escrow Account. Except with respect to any outstanding Dispute arising from or relating to Article XIV (including this Section 14.7) which is in the process of resolution under Section 17.1:

(a) Any indemnification with respect to any Buyer’s Indemnified Claims or Seller’s Indemnified Claims pursuant to this Article XIV shall be effected by wire transfer of immediately available funds from the indemnifying party (or the Escrow Account, as applicable) to an account designated in writing by the applicable Indemnitee within ten (10) Business Days after a final determination thereof;

(b) In the event any amount is owed by Seller pursuant to Section 14.2, such amount shall first be satisfied from the Escrow Account (to the extent funds from the Escrow Account are sufficient); and

(c) In the event that any funds remain in the Escrow Account on the Escrow Termination Date, Buyer and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release such funds to Seller; provided, that, if there are any Buyer’s Indemnified Claims hereunder that are properly pending but unresolved on such date, the applicable portion of funds in the Escrow Account that are subject to such claims shall not be released until such applicable claims are finally resolved in accordance with this Agreement at which time Buyer and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to release such funds to Seller.

Article XV.

Casualty Losses

In the event of damage by fire or other casualty to the Properties after the date of this Agreement but prior to the Closing (“Casualty Loss”), then subject to Section 12.1: (a) this Agreement shall remain in full force and effect; (b) Buyer shall take title to the Property affected by such damage without reduction of the Purchase Price; and (c) Seller shall, at Seller’s sole election, either (i) assign to Buyer any property damage insurance claims related to such damage and pay any deductibles, or (ii) repair or replace such damaged property to a condition similar to the condition of the affected Property immediately prior to the Casualty Loss and retain all insurance claims and payments with respect thereto. Until the Closing Date, Seller shall maintain the existing insurance coverage, and in the event of a Casualty Loss which is not covered by insurance, except as provided in this Section, Seller shall have no obligation to Buyer with respect thereto; provided that, if Buyer so requests, and if Seller has not repaired the damage or replaced the affected Property, Seller will assign any rights it may have against third parties with respect to such damage.

Article XVI.

Notices

Section 16.1. Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier (with receipt acknowledged), by registered or certified mail (postage prepaid), or by electronic transmission at the following addresses:

If to Buyer:	Atlas Pipeline Mid-Continent Holdings, LLC 110 W. 7th St., Suite 2300 Tulsa, Oklahoma 74137 Attn: Jerry R. Shrader Fax: (918) 925-3851

With a copy to:	Jones Day 717 Texas, Suite 3300 Houston, Texas 77002 Attn: Jeffrey A. Schlegel Fax: (832) 239-3600

If to Seller, or, prior to the Closing, a Company:	Cardinal Midstream, LLC 8150 N. Central Expressway Suite 1725 Dallas, Texas 75206 Attn: Douglas E. Dormer, Jr. Phone: (214) 468-0700 Fax: (214) 468-0701 E-mail: doug.dormer@cardinalmidstream.com

With a copy to:	Thompson & Knight LLP 1722 Routh Street Suite 1500 Dallas, Texas 75201 Attn: Arthur Wright Phone: (214) 969-1303 Fax: (214) 999-1695 E-mail: Arthur.wright@tklaw.com or to such other place within the continental limits of the United States of America as a party may designate for itself by giving notice to the other party, in the manner provided in this Section, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after recipient’s normal business hours. All notices by telecopier shall be confirmed in writing on the day of transmission by either registered or certified mail (postage prepaid), or by personal delivery.

Article XVII.

Dispute Resolution

Section 17.1. Dispute Resolution.

(a) Except as otherwise provided in Article XIII and Section 18.10, any and all claims, disputes, controversies or other matters in question arising out of or relating to this Agreement (all of which are referred to herein as “Disputes”) shall be resolved solely in accordance with this Section 17.1, even though some or all of such Disputes are allegedly extra contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief.

(b) If a Dispute occurs that the senior representatives of the parties responsible for the transaction contemplated by this Agreement have been unable, in good faith, to settle or agree upon within a period of fifteen (15) days after written notice is given of such Dispute, Seller shall nominate and commit one of its senior officers, and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than thirty (30) days after written notice of the Dispute to attempt to resolve same. If such senior management have been unable to resolve such Dispute within a period of fifteen (15) days after such meeting, or if such meeting has not occurred within forty-five (45) days following such written notice of such Dispute, then any party shall have the right, by written notice to the other, to resolve the Dispute (i) through the relevant Independent Expert pursuant to Section 17.1(c).

(c) Each party shall have the right to submit Disputes (including the existence of a Title Defect or the Title Defect Amounts attributable thereto), to an independent expert appointed in accordance with this Section 17.1(c) (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of Seller and Buyer from among candidates with experience and expertise in the area that is the subject of such Dispute, and failing such agreement, such Independent Expert for such Dispute shall be selected in accordance with the Rules (as hereinafter defined). Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures (including timing) for arbitration provided in

Section 17.1(d). The Independent Expert shall be instructed by the parties to resolve such Dispute as soon as reasonably practicable in light of the circumstances. The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court. If the parties have any Dispute as to the selection of an Independent Expert or an Independent Expert is not selected within ten (10) days of the notice set forth in Section 17.1(b), any party may elect to proceed with arbitration in accordance with Section 17.1(d).

(d) Any Dispute that is not resolved pursuant to the foregoing provisions of this Section 17.1 shall be settled exclusively and finally by arbitration in accordance with this Section 17.1(d).

(i) Such arbitration shall be conducted pursuant to the Federal Arbitration Act. The validity, construction, and interpretation of this Section 17.1(d), and all procedural aspects of the arbitration conducted pursuant hereto, including the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this Agreement, the receipt of evidence, and the like), shall be decided by the arbitrators. The arbitration shall be conducted using the rules (but not the auspices) of the American Arbitration Association (the “Rules”) or any successor when not in conflict with the Federal Arbitration Act.

(ii) All arbitration proceedings hereunder shall be conducted in Tarrant County, Texas or such other mutually agreeable location.

(iii) Arbitration shall be commenced by the initiating party (the “claimant”) giving the other party (the “respondent”) written notice of the intention to arbitrate (the “Arbitration Demand”), which shall contain a statement setting forth the nature of the dispute, the names and addresses of all other parties, the amount involved, if any, the remedy sought, and the hearing locale requested.

(iv) All arbitration proceedings hereunder shall be before a panel of three (3) arbitrators. Each Person acting as an arbitrator must be impartial and independent and have at least ten (10) years of experience in or relating to the oil and gas industry. Seller and Buyer shall each appoint one arbitrator within fifteen (15) days after the Arbitration Demand and the third arbitrator shall be selected by the arbitrators appointed by Seller and Buyer within fifteen (15) days after their appointment. If either Seller or Buyer has failed to designate an arbitrator within fifteen (15) days after the Arbitration Demand or if the two appointed arbitrators shall fail to select a third arbitrator within fifteen (15) days after their appointment, then an arbitrator shall be selected by a U.S. District Judge for the Northern District of Texas. Except as to the impartiality or independence of an arbitrator, no party may dispute the appointment of any arbitrator selected by the other party.

(v) Discovery shall be made pursuant to the Federal Rules of Civil Procedure and completed within sixty (60) days of selection of the third arbitrator.

(vi) In deciding the substance of the Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding choice-of-law principles that might call for the application of the laws of another jurisdiction). Matters relating to arbitration shall be governed by the Federal Arbitration Act.

(vii) The arbitrators shall conduct a hearing within ninety (90) days after appointment of the third arbitrator, and shall render a final decision completely disposing of the Dispute that is the subject of such proceedings as within thirty (30) days after the final hearing. The parties shall instruct the arbitrators to impose time limitations they consider reasonable for each phase of such proceeding, including, without limitation, limits on the time allotted to each party for the presentation of its case and rebuttal. The arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical and less burdensome than litigation. To provide for speed and efficiency, the arbitrators may: (i) limit the time allotted to each party for presentation of its case; and (ii) exclude testimony and other evidence they deem irrelevant or cumulative.

(viii) Notwithstanding any other provision in this Agreement to the contrary, the parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other laws, or under the Federal Arbitration Act or the Rules.

(ix) The final decision of the arbitrators shall be in writing, be as brief as possible, set forth the reasons for such final decision, and if the arbitrators award monetary damages to either party, contain a certification by the arbitrators that they have not included any incidental, special, treble, exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ decision and award shall be maintained in confidence by the parties and the parties shall instruct the arbitrators to likewise maintain such matters in confidence.

(x) The fees and expenses of the arbitrators shall be borne equally by Seller and Buyer.

(xi) The decision and award of the arbitrators shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

Article XVIII.

Miscellaneous Matters

Section 18.1. Further Assurances. After the Closing, Seller shall execute and deliver, and shall otherwise cause to be executed and delivered, from time to time, such further instruments, notices, division orders, transfer orders and other documents, and do such other and further acts and things, as may be reasonably necessary to more fully and effectively grant, convey and assign the Securities and the Properties to Buyer.

Section 18.2. Waiver of Consumer Rights. Buyer hereby waives its rights under the Texas Deceptive Trade Practices – Consumer Protection Act, Section 17.41 et seq., Business and Commerce Code, a law that gives consumers special rights and protections, and any similar law in any other state to the extent such Act or similar law would otherwise apply. After consultation with an attorney of Buyer’s own selection, Buyer voluntarily consents to this waiver. To evidence Buyer’s ability to grant such waiver, Buyer represents to Seller that it (a) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby, (c) is not in a significantly disparate bargaining position, and (d) has consulted with, and is represented by, an attorney of Buyer’s own selection in connection with this transaction, and such attorney was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

Section 18.3. Parties Bear Own Expenses/No Special Damages. Each party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY NEITHER PARTY SHALL HAVE ANY OBLIGATIONS WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES. For purposes of the foregoing, actual damages may, however, include indirect, special, consequential, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not an Indemnitee pursuant to the Agreement or an Affiliate of such Indemnitee and (ii) such damages are recovered against an Indemnitee by a Person which is not Indemnitee or an Affiliate of such Indemnitee. This Section shall operate only to limit a party’s liability and shall not operate to increase or expand any contractual obligation of a party hereunder or cause any contractual obligation of a party hereunder to survive longer than provided in Section 14.3.

Section 18.4. Transfer Taxes. No Transfer Tax will be collected at Closing from Buyer in connection with this transaction. If, however, this transaction is later deemed to be subject to Transfer Tax, for any reason, Buyer agrees to be solely responsible for, and shall indemnify and hold Seller harmless, for any and all Transfer Taxes due by virtue of this transaction and Buyer shall remit such Transfer Taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been met. Notwithstanding anything to the contrary herein, any Transfer Taxes imposed as a result of the transactions contemplated by Section 8.3 shall be solely the responsibility of Seller.

Section 18.5. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the parties with respect to such subject matter.

Section 18.6. Choice of Law, etc. Without regard to principles of conflicts of law, this Agreement, and all claims of causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be construed and enforced in accordance with and governed by the laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the laws of the United States of America, except that, to the extent that the law of a state in which a portion of the Properties is located (or which is otherwise applicable to a portion of the Properties) necessarily governs, the law of such state shall apply as to that portion of the property located in (or otherwise subject to the laws of) such state. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 18.7. Time of Essence. Time is of the essence in this Agreement.

Section 18.8. No Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party shall have the right to assign this Agreement, including any indemnification rights, or any obligations or benefits hereunder, without the prior written consent of the other party first having been obtained. Any transfer in absence of such consent shall be null and void.

Section 18.9. Counterpart Execution. For execution, this Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer, Seller and the Companies to sign the same counterpart. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 18.10. Exclusive Remedy.

(a) THE PARTIES HERETO HAVE VOLUNTARILY AGREED TO DEFINE THEIR RIGHTS, LIABILITIES AND OBLIGATIONS RESPECTING THE SUBJECT MATTER OF THIS AGREEMENT EXCLUSIVELY IN CONTRACT PURSUANT TO THE EXPRESS TERMS AND PROVISIONS OF THIS AGREEMENT; AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN ARTICLE III, ARTICLE IV, ARTICLE V, AND ARTICLE VII HEREIN, THE PARTIES HERETO EXPRESSLY DISCLAIM THAT THEY ARE OWED ANY DUTIES OR ARE ENTITLED TO ANY REMEDIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. FURTHERMORE, THE PARTIES EACH HEREBY ACKNOWLEDGE THAT THIS AGREEMENT EMBODIES THE JUSTIFIABLE EXPECTATION OF SOPHISTICATED PARTIES KNOWLEDGEABLE IN BUSINESS AND DERIVED FROM VOLUNTARY, ARM’S LENGTH NEGOTIATIONS; ALL PARTIES TO THIS AGREEMENT SPECIFICALLY ACKNOWLEDGE THAT NO PARTY HAS ANY SPECIAL RELATIONSHIP WITH ANOTHER PARTY THAT WOULD JUSTIFY ANY EXPECTATION BEYOND THAT OF AN ORDINARY BUYER AND AN ORDINARY SELLER IN AN ARM’S LENGTH TRANSACTION; THAT IS, NO FIDUCIARY RELATIONSHIP OR DUTY EXISTS. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE TERMS AND PROVISIONS OF THIS AGREEMENT (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN) SHALL BE THOSE REMEDIES AVAILABLE AT LAW OR, SOLELY TO THE EXTENT PROVIDED IN SECTION 18.10(B), IN EQUITY FOR BREACH OF CONTRACT ONLY (AS SUCH CONTRACTUAL REMEDIES MAY BE FURTHER LIMITED OR EXCLUDED PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT); AND, WITHOUT LIMITING THE RIGHT OF ANY PARTY TO RELY ON THE REPRESENTATIONS AND WARRANTIES MADE TO SUCH PARTY IN , ARTICLE IV, ARTICLE V, AND ARTICLE VII HEREIN, THE PARTIES HERETO HEREBY EXPRESSLY DISCLAIM RELIANCE ON THE OTHER PARTY AND CLEARLY AND UNEQUIVOCALLY WAIVE AND RELEASE ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY TORT CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT, INCLUDING RELEASING CLAIMS FOR BREACH OF FIDUCIARY DUTY, FRAUD, FRAUDULENT INDUCEMENT, AND FRAUDULENT INDUCEMENT INTO THE ARBITRATION CLAUSE). WITHOUT LIMITATION OF THE FOREGOING, THE SOLE AND EXCLUSIVE REMEDY OF BUYER FOR ANY AND ALL (A) CLAIMS RELATING TO ANY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT, (B) OTHER CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT AND (C) OTHER CLAIMS RELATING TO THE PROPERTIES AND THE PURCHASE AND SALE THEREOF SHALL BE ANY RIGHT TO

INDEMNIFICATION FROM SUCH CLAIMS THAT IS EXPRESSLY PROVIDED IN THIS AGREEMENT, AND IF NO SUCH RIGHT OF INDEMNIFICATION IS EXPRESSLY PROVIDED, THEN SUCH CLAIMS ARE HEREBY WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW. EACH PARTY UNDERSTANDS THIS AGREEMENT AND ITS CONTENTS, AND SIGNS THIS AGREEMENT AS ITS OWN FREE ACT. EACH PARTY EXPRESSLY WARRANTS THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL IN THIS MATTER, AND LEGAL COUNSEL HAS READ AND EXPLAINED TO EACH PARTY THE ENTIRE CONTENTS OF THIS AGREEMENT, AND ITS WAIVERS AND RELEASES IN FULL. EACH PARTY COVENANTS NOT TO SUE ON CLAIMS RELEASED OR WAIVED BY THIS AGREEMENT, AND AGREES THAT ANY SUCH SUIT SHALL BE A BREACH OF THIS AGREEMENT FOR WHICH THE NONBREACHING PARTY MAY SEEK ACTUAL DAMAGES, WHICH SHALL INCLUDE ATTORNEYS FEES AND COSTS.

(b) If the Closing does not occur due to the breach of Seller, Seller agrees that Buyer’s legal remedies will be inadequate and that the Properties are unique. The sole and exclusive remedy of Buyer shall be the right to specific performance under Applicable Law and Buyer shall not be entitled to recover any monetary damages; provided however, if the foregoing limitation of Buyer’s remedy to specific performance should for any reason be legally unenforceable, then the sole and exclusive remedy of Buyer, in such event, shall instead be any right to recover actual direct damages for such breach.

(c) Upon Closing, Buyer shall also be deemed to have waived, to the fullest extent permitted under Applicable Law, any right to contribution against Seller (including, without limitation, any contribution claim arising under any Applicable Environmental Law) and any and all other rights, claims and causes of action it may have against Seller arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

Section 18.11. References, Titles and Construction.

(a) All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(g) The Schedules and Exhibits listed in the List of Schedules and Exhibit are attached hereto. Each such Schedule and/or Exhibit is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Schedule and/or Exhibit unless the context in which used shall otherwise require.

Section 18.12. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

Cardinal Midstream, LLC

By:	/s/ R. Mack Lawrence
R. Mack Lawrence, President

THE COMPANIES:

Cardinal Arkoma, Inc.

By:	/s/ R. Mack Lawrence
R. Mack Lawrence, President

Cardinal Arkoma Midstream, LLC

By:	/s/ R. Mack Lawrence
R. Mack Lawrence, President

Cardinal Gas Treating LLC

By:	/s/ R. Mack Lawrence
R. Mack Lawrence, President

BUYER:

Atlas Pipeline Mid-Continent Holdings, LLC

By:	/s/ Eugene N. Dubay
Eugene N. Dubay, President

Securities Purchase Agreement Signature Page